                                                                    EXHIBIT 10.1
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                      among

                              MARINER ENERGY, INC.,
                                  as Borrower,

                               NATIONSBANK, N.A.,
                           dba BANK OF AMERICA, N.A.,
                             as Administrative Agent

                         TORONTO DOMINION (TEXAS), INC.,
                                   as Co-Agent

                                       and

             The Financial Institutions Listed on Schedule 1 Hereto,
                                    as Banks


            as to which Banc of America Securities LLC has served as
                       Lead Arranger and Sole Book Manager

                                  $150,000,000

                                      dated

                                 June 28, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - TERMS DEFINED .................................................    2
         SECTION 1.1.  Definitions ........................................    2
         SECTION 1.2.  Accounting Terms and Determinations ................   22
         SECTION 1.3.  Petroleum Terms ....................................   23

ARTICLE II - THE CREDIT ...................................................   23
         SECTION 2.1.  Commitments ........................................   23
         SECTION 2.2.  Method of Borrowing ................................   25
         SECTION 2.3.  Method of Requesting Letters of Credit .............   26
         SECTION 2.4.  Notes ..............................................   27
         SECTION 2.5.  Interest Rates; Payments ...........................   27
         SECTION 2.6.  Prepayments ........................................   29
         SECTION 2.7.  Reduction of Commitments ...........................   29
         SECTION 2.8.  Termination of Commitments; Final Maturity .........   30
         SECTION 2.9.  Application of Payments ............................   30
         SECTION 2.10. Commitment Fee .....................................   30
         SECTION 2.11. Extension Fee ......................................   30
         SECTION 2.12. Agency and other Fees ..............................   30

ARTICLE III - GENERAL PROVISIONS ..........................................   31
         SECTION 3.1.  Delivery and Endorsement of Notes ..................   31
         SECTION 3.2.  General Provisions as to Payments ..................   31
         SECTION 3.3.  Funding Losses .....................................   32
         SECTION 3.4.  Foreign Lenders, Participants, and Assignees .......   33

ARTICLE IV - BORROWING BASE ...............................................   33
         SECTION 4.1.  Reserve Report; Proposed Borrowing Base ............   33
         SECTION 4.2.  Scheduled Redeterminations of the
                       Borrowing Base; Procedures and Standards ...........   33
         SECTION 4.3   Special Redeterminations ...........................   34
         SECTION 4.4.  Borrowing Base Deficiency ..........................   35
         SECTION 4.5.  Initial Borrowing Base .............................   35

ARTICLE V - COLLATERAL AND GUARANTYS ......................................   36
         SECTION 5.1.  Security ...........................................   36
         SECTION 5.2   Guarantys ..........................................   37


                                      (i)

ARTICLE VI - CONDITIONS PRECEDENT ..................................................   37
         SECTION 6.1.  Conditions to Initial Borrowing and
                       Participation in Letter of Credit Exposure ..................   37
         SECTION 6.2.  Conditions to Each Borrowing and each Letter of Credit ......   39
         SECTION 6.3.  Materiality of Conditions ...................................   40

ARTICLE VII - REPRESENTATIONS AND WARRANTIES .......................................   40
         SECTION 7.1.  Borrower's Corporate Existence and Power ....................   40
         SECTION 7.2.  Guarantor's Corporate Existence and Power ...................   41
         SECTION 7.3.  Corporate Authority and Governmental
                       Authorization; Contravention ................................   41
         SECTION 7.4.  Binding Effect ..............................................   41
         SECTION 7.5.  Financial Information .......................................   41
         SECTION 7.6.  Litigation ..................................................   42
         SECTION 7.7.  ERISA .......................................................   42
         SECTION 7.8.  Taxes and Filing of Tax Returns .............................   43
         SECTION 7.9.  Ownership of Properties Generally ...........................   43
         SECTION 7.10. Mineral Interests ...........................................   43
         SECTION 7.11. Licenses, Permits, Etc ......................................   44
         SECTION 7.12. Compliance with Law .........................................   44
         SECTION 7.13. Full Disclosure .............................................   44
         SECTION 7.14. Organizational Structure; Nature of Business ................   45
         SECTION 7.15. Environmental Matters .......................................   35
         SECTION 7.16. Burdensome Obligations ......................................   46
         SECTION 7.17. Fiscal Year .................................................   46
         SECTION 7.18. No Default ..................................................   46
         SECTION 7.19. Government Regulation .......................................   46
         SECTION 7.20. Insider .....................................................   46
         SECTION 7.21. Gas Balancing Agreements and Advance Payment Contracts ......   47
         SECTION 7.22. Year 2000 ...................................................   47
         SECTION 7.23. Prior Credit Agreement ......................................   47

ARTICLE VIII - AFFIRMATIVE COVENANTS ...............................................   48
         SECTION 8.1.  Information .................................................   48
         SECTION 8.2.  Business of Borrower and Guarantor ..........................   51
         SECTION 8.3.  Maintenance of Existence ....................................   51
         SECTION 8.4.  Title Data ..................................................   51
         SECTION 8.5.  Right of Inspection .........................................   51
         SECTION 8.6.  Maintenance of Insurance ....................................   52


                                      (ii)

         SECTION 8.7.  Payment of Taxes and Claims .................................   52
         SECTION 8.8.  Compliance with Laws and Documents ..........................   53
         SECTION 8.9.  Maintenance and Operation of Properties and Equipment .......   53
         SECTION 8.10. Environmental Law Compliance ................................   54
         SECTION 8.11. ERISA Reporting Requirements ................................   54
         SECTION 8.12. Additional Documents ........................................   55

ARTICLE IX - NEGATIVE COVENANTS ....................................................   55
         SECTION 9.1.  Incurrence of Debt ..........................................   55
         SECTION 9.2.  Restricted Payments .........................................   56
         SECTION 9.3.  Negative Pledge .............................................   56
         SECTION 9.4.  Consolidations, Mergers and Subsidiaries ....................   56
         SECTION 9.5.  Asset Dispositions ..........................................   56
         SECTION 9.6.  State and Federal Leases ....................................   57
         SECTION 9.7.  Use of Proceeds .............................................   57
         SECTION 9.8.  Investments .................................................   57
         SECTION 9.9.  Transactions with Affiliates ................................   57
         SECTION 9.10. ERISA .......................................................   57
         SECTION 9.11. Oil and Gas Hedge Transactions ..............................   57
         SECTION 9.12. Fiscal Year .................................................   58
         SECTION 9.13. Change in Business ..........................................   58

ARTICLE X - FINANCIAL COVENANTS ....................................................   58
         SECTION 10.1. Fixed Charge Coverage Ratio .................................   58
         SECTION 10.2. Interest Coverage Ratio .....................................   58

ARTICLE XI - DEFAULTS AND REMEDIES .................................................   59
         SECTION 11.1. Events of Default ...........................................   59
         SECTION 11.2. Remedies ....................................................   61

ARTICLE XII - ADMINISTRATIVE AGENT .................................................   62
         SECTION 12.1. Appointment and Authorization ...............................   62
         SECTION 12.2. Administrative Agent and Affiliates .........................   62
         SECTION 12.3. Action by Administrative Agent ..............................   62
         SECTION 12.4. Consultation with Experts ...................................   63
         SECTION 12.5. LIABILITY OF ADMINISTRATIVE AGENT ...........................   63
         SECTION 12.6. Delegation of Duties ........................................   64
         SECTION 12.7. Indemnification .............................................   64
         SECTION 12.8. Credit Decision .............................................   64
         SECTION 12.9. Successor Administrative Agent ..............................   64


                                     (iii)

ARTICLE XIII - PROTECTION OF YIELD; CHANGE IN LAWS .................................  65
         SECTION 13.1.  Inadequate Basis for Determining Interest
                        Rate Applicable to Eurodollar Tranches .....................  65
         SECTION 13.2.  Illegality of Eurodollar Tranches ..........................  65
         SECTION 13.3.  Increased Cost of Eurodollar Tranche .......................  66
         SECTION 13.4.  Adjusted Base Rate Tranche Substituted
                        for Affected Eurodollar Tranche ............................  67
         SECTION 13.5.  Capital Adequacy ...........................................  67
         SECTION 13.6.  Taxes ......................................................  68
         SECTION 13.7.  Discretion of Banks as to Manner of Funding ................  69
         SECTION 13.8.  Limitations ................................................  69

ARTICLE XIV - MISCELLANEOUS ........................................................  70
         SECTION 14.1.  Notices ....................................................  70
         SECTION 14.2.  No Waivers .................................................  70
         SECTION 14.3.  Expenses; Documentary Taxes; Indemnification ...............  70
         SECTION 14.4.  Right and Sharing of Set-Offs ..............................  72
         SECTION 14.5.  Amendments and Waivers .....................................  73
         SECTION 14.6.  Survival ...................................................  73
         SECTION 14.7.  Limitation on Interest .....................................  73
         SECTION 14.8.  Invalid Provisions .........................................  74
         SECTION 14.9.  Waiver of Consumer Credit Laws .............................  74
         SECTION 14.10. Successors and Assigns .....................................  74
         SECTION 14.11. TEXAS LAW ..................................................  76
         SECTION 14.12. Consent to Jurisdiction; Waiver of Immunities ..............  76
         SECTION 14.13. Counterparts; Effectiveness ................................  77
         SECTION 14.14. No Third Party Beneficiaries ...............................  77
         SECTION 14.15. Confidentiality ............................................  77
         SECTION 14.16. COMPLETE AGREEMENT .........................................  77
         SECTION 14.17. WAIVER OF JURY TRIAL .......................................  78
         SECTION 14.18. Prior Credit Agreement Superseded ..........................  78



                                    EXHIBITS

EXHIBIT A FORM OF NOTE

EXHIBIT B FORM OF GUARANTY

EXHIBIT C FORM OF REQUEST FOR BORROWING

EXHIBIT D FORM OF REQUEST FOR LETTER OF CREDIT

EXHIBIT E FORM OF ROLLOVER NOTICE

EXHIBIT F FORM OF FINANCIAL OFFICER'S CERTIFICATE

EXHIBIT G FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


                                      (iv)

                                    SCHEDULES

SCHEDULE 1  FINANCIAL INSTITUTIONS

SCHEDULE 2  EXISTING PROVED PRODUCING MINERAL INTERESTS

SCHEDULE 3  LITIGATION

SCHEDULE 4  CORPORATE INFORMATION


                                      (iv)

                      AMENDED AND RESTATED CREDIT AGREEMENT


         THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered into as of the ____ day of June, 1999, among MARINER ENERGY, INC., a Delaware corporation ("Borrower"), NATIONSBANK, N.A., dba BANK OF AMERICA, N.A., as Administrative Agent ("Administrative Agent"), TORONTO DOMINION (TEXAS), INC., as Co-Agent ("Co-Agent"), and the financial institutions listed on
Schedule 1 hereto (individually a "Bank" and collectively "Banks").

                              W I T N E S S E T H:

         WHEREAS, Borrower, Administrative Agent, Co-Agent and the Banks are parties to the Prior Credit Agreement (hereinafter defined); and

         WHEREAS, Borrower has requested that Administrative Agent, Co-Agent and Banks amend and restate the provisions of the Prior Credit Agreement and provide Borrower with a revolving credit facility, and Administrative Agent, Co-Agent and Banks are willing to do so and to provide such facility on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, pursuant to Article XII of this Agreement, NationsBank, N.A., dba Bank of America, N.A., has been appointed Administrative Agent for Banks hereunder; and

         WHEREAS, Toronto Dominion (Texas), Inc. is serving as Co-Agent hereunder; and

         WHEREAS, Banc of America Securities LLC is serving as Lead Arranger and Sole Book Manager hereunder.

         NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Administrative Agent, Co-Agent and Banks agree as follows:

                                    ARTICLE I

                                 TERMS DEFINED

         SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

         "Adjusted Base Rate" means, on any day, the greater of (a) the Base Rate in effect on such day, or (b) the sum of (i) the Federal Funds Rate in effect on such day, plus (ii) one-half of one percent (.5%). Each change in the Adjusted Base Rate shall become effective automatically and without notice to Borrower or any Bank upon the effective date of each change in the Federal Funds Rate or the Base Rate, as the case may be.

         "Adjusted Base Rate Tranche" means the portion of the principal of the Loan bearing interest with reference to the Adjusted Base Rate.

         "Adjusted Eurodollar Rate" applicable to any Interest Period, means a rate per annum equal to the quotient obtained (rounded upwards, if necessary to the next higher 1/16 of 1%) by dividing (i) the applicable Eurodollar Rate by
(ii) 1.00 minus the Eurodollar Reserve Percentage.

         "Administrative Agent" means NationsBank, N.A., dba Bank of America, N.A., in its capacity as administrative agent for Banks hereunder, or any successor thereto.

         "Advance Payment Contract" means any contract whereby Borrower either
(a) receives or becomes entitled to receive (either directly or indirectly) any payment (an "Advance Payment") to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Mineral Interests owned by Borrower and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard "take or pay" provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

         "Affiliate" means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and, with respect to Borrower and Guarantor, means, any director or executive officer of Borrower or Guarantor, and any Person who holds ten percent (10%) or more of the voting stock of Borrower or Guarantor. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, or by contract or otherwise. With respect to any Person who is an individual, the term "Affiliate" shall include any parent, spouse, sibling or lineal descendant of such Person, and any trust as to which such Person (or any of the Affiliates described in this sentence) is a trustee or beneficiary. The term "Affiliate" shall expressly exclude ECT, Enron Corp. and the California Public Employees' Retirement System and any Person, other than JEDI, that controls, is controlled by, or is under common control with ECT, Enron Corp. or the California Public Employees' Retirement System.

         "Agreement" means this Agreement as the same may hereafter be modified, amended or supplemented from time to time.

         "Applicable Environmental Law" means any federal, state or local law, common law, ordinance, regulation or policy, as well as order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment or the transportation, disposal, discharge or storage of Hazardous Substances, or the environmental conditions on, under, or about any real property owned, leased or operated at any time by Borrower or Guarantor including, without limitation, soil and groundwater conditions.

         "Applicable Margin" means, for any Fiscal Quarter (or shorter period for which such a determination is made), with respect to each Type of Tranche, an amount determined by reference to the Average Borrowing Base Utilization during such period, in accordance with the table below:

====================================================================================================================
               Average Borrowing                      Applicable Margin                   Applicable Margin for
                Base Utilization                for Adjusted Base Rate Tranches             Eurodollar Tranches
--------------------------------------------------------------------------------------------------------------------
              < or = .50 to 1                                 0%                                  1.25%
--------------------------------------------------------------------------------------------------------------------
          > .50 to 1 < or = .75 to 1                          0%                                  1.50%
--------------------------------------------------------------------------------------------------------------------
          > .75 to 1 < or = .90 to 1                          0%                                  1.75%
--------------------------------------------------------------------------------------------------------------------
                 > .90 to 1                                   0%                                  2.00%
====================================================================================================================

         "Approved Petroleum Engineer" means Ryder Scott Company or any other reputable firm of independent petroleum engineers as shall be selected by Borrower and approved by Required Banks, such approval not to be unreasonably withheld.

         "Arranger" means Banc of America Securities LLC in its capacity as Lead Arranger and Sole Book Manager hereunder, or any successor thereto.

         "Assignee" has the meaning given such term in Section 14.10(c).

         "Assignment and Assumption Agreement" has the meaning given such term in Section 14.10(c).

         "Authorized Officer" means, as to any Person, its Chief Executive Officer, its President, its Chief Financial Officer, any of its Vice Presidents, its Treasurer or its corporate Secretary or any equivalent officer.

         "Availability" means, as of any date, the remainder of (a) the Borrowing Base in effect on such date, minus (b) the Outstanding Credit on such date.

         "Average Borrowing Base Utilization" means, for any Fiscal Quarter (or shorter period as to which such a determination is made) the ratio of the average Outstanding Credit during such period to the average Borrowing Base during such period.

         "Bank" means any financial institution reflected on Schedule 1 hereto as having a Commitment and its successors and permitted Assignees, and "Banks" shall mean all Banks.

         "Base Rate" means the floating rate of interest established from time to time by Administrative Agent as its "prime rate" of interest, which rate is not the lowest rate of interest charged by Administrative Agent, each change in the Base Rate to become effective without notice to Borrower on the effective date of each such change.

         "Borrower" means Mariner Energy, Inc., a Delaware corporation.

         "Borrowing" means any disbursement to Borrower under, or to satisfy the obligations of Borrower or Guarantor under, any of the Loan Papers. Any Borrowing which will constitute an Adjusted Base Rate Tranche is referred to herein as an "Adjusted Base Rate Borrowing," and any Borrowing which will constitute a Eurodollar Tranche is referred to herein as a "Eurodollar Borrowing."

         "Borrowing Base" means the amount determined from time to time by Administrative Agent (and approved by Banks) pursuant to Article IV as the Borrowing Base hereunder.

         "Borrowing Base Deficiency" means, as of any date, the amount, if any, by which the Outstanding Credit on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, Letter of Credit Exposure will not be deemed to be outstanding to the extent it is secured by cash or U.S. Treasury securities in the manner contemplated by Section 2.1(b).

         "borrowing base deficiency payment date" shall have the meaning given such term in Section 4.4.

         "Borrowing Date" means the Eurodollar Business Day or the Domestic Business Day, as the case may be, upon which the proceeds of any Borrowing are made available to Borrower or to satisfy any obligation of Borrower or Guarantor.

         "Closing Date" means the date of this Agreement.

         "Co-Agent" means Toronto Dominion (Texas), Inc., in its capacity as co-agent for the Banks hereunder, or any successor thereto.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commitment" means, with respect to any Bank, the commitment of such Bank to lend its Commitment Percentage of the Total Commitment to Borrower pursuant to Section 2.1. The amount of each Bank's Commitment is the amount set forth opposite such Bank's name on Schedule 1 hereto, as such Commitment may be terminated or reduced from time to time in accordance with the provisions hereof.

         "Commitment Fee Percentage" means, for any Fiscal Quarter (or shorter period for which such a determination is made), an amount determined by reference to the Average Borrowing Base Utilization during such period, in accordance with the table below:

================================================================================
        Average Borrowing                        Commitment Fee
        Base Utilization                          Percentage
--------------------------------------------------------------------------------
          < or =  .50 to 1                           .250%
--------------------------------------------------------------------------------
    > .50 to 1 < or = .75 to 1                       .375%
--------------------------------------------------------------------------------
            > .75 to 1                               .500%
================================================================================

         "Commitment Percentage" means, with respect to each Bank, the Commitment Percentage for such Bank set forth on Schedule 1 hereto.

         "contract rate" has the meaning given such term in Section 2.5(g).

         "Conversion Date" has the meaning given such term in Section 2.5(c).

         "Debt" means, for any Person at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations, other than usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, except for de minimis indebtedness associated with company credit cards, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price of property or services other than accounts payable incurred in the ordinary course of business and in accordance with customary trade terms and which are not more than ninety (90) days past the invoice date, and (g) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (f) preceding.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "Distribution" by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other equity interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, joint venture, limited liability company, membership or other equity interest, (b) the declaration or payment of any dividend or other distribution (other than distributions in kind) on or with respect to any stock, partnership, joint venture, limited liability company, membership or other equity interest of any Person, and (c) any other payment (other than distributions in kind) by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other equity interest of such Person.

         "Domestic Business Day" means any day except a Saturday, Sunday or other day on which national banks in Houston, Texas, are authorized to close.

         "Domestic Lending Office" means, as to each Bank, its office located at its address identified on Schedule 1 hereto as its Domestic Lending Office or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Administrative Agent.

         "EBITDA" means net income before provision for income tax, plus depreciation, depletion, amortization and other non-cash charges, less net income attributable to gain or loss on the disposition of assets.

         "ECT" means Enron Capital & Trade Resources Corp., a Delaware corporation.

         "Environmental Complaint" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other formal communication from any federal, state or municipal authority or any other party against Borrower or Guarantor involving
(a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by Borrower or Guarantor, (b) a Hazardous Discharge caused, in whole or in part, by Borrower or Guarantor or by any Person acting on behalf of or at the instruction of Borrower or Guarantor in connection with the operation thereof, or (c) any violation of any Applicable Environmental Law by Borrower or Guarantor.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any corporation or trade or business under common control with Borrower or Guarantor as determined under section 4001(a)(14) of ERISA.

         "Eurodollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in the applicable eurodollar interbank market.

         "Eurodollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address identified on Schedule 1 hereto as its Eurodollar Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower and Administrative Agent.

         "Eurodollar Rate" applicable to any Interest Period means the rate per annum (rounded upward, if necessary, to the next higher 1/16th of 1%) reported, at approximately 10:00 a.m. (Houston, Texas time) on the date that is two (2) Eurodollar Business Days before the first day of such Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London InterBank Offered Rate for dollar deposits having a term comparable to such Interest Period and in an amount of $1,000,000 or more (or, if such page on such service ceases to display such information, such other page as may replace it on that service for the purpose of displaying such information); provided that if such rate does not appear on the Telerate, then such rate shall be equal to the arithmetic mean (rounded upward, if necessary, to the next higher one-sixteenth percent (1/16%)) of the interest rates that appear at 10:00 a.m. (Houston, Texas time) on the date that is two
(2) Eurodollar Business Days before the first day of such Interest Period on Reuters Screen page "LIBO" as offered quotations for dollar deposits for a period equal to that of such Interest Period (or if such page on such service ceases to display such information, such other page as may replace it on that service for the purpose of displaying such information); provided that if such rate does not appear on Telerate or Reuters, then such rate shall be equal to the rate Administrative Agent determines to be the arithmetic mean (rounded upward, if necessary, to the next higher one-sixteenth percent (1/16%)) of the interest rates at which deposits in dollars in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the Eurodollar Borrowing sought by Borrower are offered to Administrative Agent in immediately available funds in the London interbank market at 10:00 a.m. (Houston, Texas time) on the date that is two (2) Eurodollar Business Days before the first day of such Interest Period.

         "Eurodollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in Dallas, Texas in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Tranches is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage, regardless of whether one or more fixed Eurodollar Tranches are then outstanding.

         "Eurodollar Tranche" means, with respect to any Interest Period, any portion of the principal amount outstanding under the Loan which bears interest at a rate computed by reference to the Adjusted Eurodollar Rate for such Interest Period.

         "Event of Default" has the meaning set forth in Section 11.1.

         "Exhibit" refers to an "exhibit" attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

         "Existing Mineral Interests" means the Mineral Interests owned by Borrower on the date hereof.

         "Facility Guaranty" means a Guaranty substantially in the form of Exhibit B hereto to be executed by Guarantor in favor of a Bank pursuant to which Guarantor guarantees to such Bank payment and performance in full of the Obligations owing to such Bank, and "Facility Guarantys" shall mean all of such Facility Guarantys collectively.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and
(b) if such rate is not so published on such next succeeding Domestic Business Day, the Federal Funds Rate for any day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

         "Financial Officer" of any Person means its Chief Financial Officer; provided, that if no Person serves in such capacity, "Financial Officer" shall mean the highest ranking executive officer of such Person with responsibility for accounting, financial reporting, cash management and similar functions.

         "Fiscal Quarter" means the three (3) month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

         "Fiscal Year" means each fiscal year of Borrower or Guarantor, as the case may be.

         "Fixed Charge Coverage Ratio" means the ratio of EBITDA for the four
(4) previous Fiscal Quarters to the sum of (a) interest expense, including interest which may be required to be capitalized, for the previous four (4) Fiscal Quarters, (b) the applicable maintenance capital expenditures for the previous four (4) Fiscal Quarters and (c) income taxes paid during the previous four (4) Fiscal Quarters. For purposes of this definition, the term "applicable maintenance capital expenditures" shall mean, with respect to each Fiscal Quarter, one-fourth (1/4th) of the amount of the annual maintenance capital expenditures set forth in the then most recent Reserve Report prepared by the Approved Petroleum Engineer and delivered to Administrative Agent with respect to all Proved Producing Mineral Interests of Borrower.

         "GAAP" means generally accepted accounting principles and practices which are recognized as such by the American Institute of Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board, and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Guarantor, Borrower and their respective consolidated subsidiaries, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board in order to continue as a generally accepted accounting principle or practice may be so changed.

         "Gas Balancing Agreement" means any agreement or arrangement whereby Borrower, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which Borrower owns an interest, has a right to take more than its proportionate share of production therefrom.

         "Governmental Authority" means any court or governmental department, commission, board, bureau, agency, or instrumentality of any nation or of any province, state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" shall not include any guarantee by Guarantor of any Debt of Borrower permitted hereunder.

         "Guarantor" means Mariner Holdings, Inc., a Delaware corporation, which is the owner and holder of 100% of the issued and outstanding capital stock (of every class) of Borrower.

         "Hazardous Discharge" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by Borrower or Guarantor.

         "Hazardous Substance" means any pollutant, toxic substance, hazardous waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious pursuant to any Applicable Environmental Law or which is otherwise regulated by any Applicable Environmental Law.

         "Hedge Transaction" means any commodity, interest rate, currency or other swap, option, collar, futures contract or other contract pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions. The term "Hedge Transaction" expressly includes Oil and Gas Hedge Transactions.

         "Hydrocarbons" means oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

         "Immaterial Title Deficiencies" means, with respect to Borrower's Proved Mineral Interests, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Proved Mineral Interests with a Recognized Value greater than two percent (2%) of the Recognized Value of all of Borrower's Proved Mineral Interests.

         "Initial Borrowing Base" means $60,000,000.

         "Initial Reserve Report" means the engineering analysis of the Existing Mineral Interests prepared by Ryder Scott Company as of January 1, 1999.

         "Interest Coverage Ratio" means the ratio of EBITDA during the previous four (4) Fiscal Quarters to interest expense, including interest which may be required to be capitalized, for the previous four (4) Fiscal Quarters.

         "Interest Option" has the meaning given such term in Section 2.5(c).

         "Interest Period" means, with respect to each Borrowing comprised of Eurodollar Tranches, the period commencing on the date of such Borrowing and ending one (1), two (2) or three (3) months thereafter, as Borrower may elect in the applicable Request for Borrowing; provided that:

                  (i) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

                  (ii) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause
                  (iii) below, end on the last Eurodollar Business Day of a calendar month; and

                  (iii) if any Interest Period includes a date on which any payment of principal of the Loan subject to such Eurodollar Tranche is required to be made hereunder, but does not end on such date, then (A) the principal amount of each Eurodollar Tranche required to be repaid on such date shall have an Interest Period ending on such date, and (B) the remainder of each such Eurodollar Tranche shall have an Interest Period determined as set forth above; and

                  (iv) no Interest Period shall extend past the Maturity Date.

         "Investment" means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock or other securities of, or interests in, any other Person; provided, that "Investment" shall not include current customer and trade accounts which are payable in accordance with customary trade terms.

         "JEDI" means Joint Energy Development Investments Limited Partnership, a Delaware limited partnership which owns, as of the date of this Agreement, approximately 96% of the issued and outstanding capital stock of Guarantor.

         "Laws" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

         "Lending Office" means as to any Bank its Domestic Lending Office or its Eurodollar Lending Office, as the context may require.

         "Letters of Credit" means letters of credit issued for the account of Borrower pursuant to Section 2.1(b).

         "Letter of Credit Exposure" of any Bank means such Bank's aggregate participation in the unfunded portion and the funded but unreimbursed portion of Letters of Credit outstanding at any time.

         "Letter of Credit Fee" means, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to the greater of (a) $500 per annum, or (b) for any Fiscal Quarter (or shorter period for which such a determination is made), a percentage (calculated on a per annum basis) of the stated amount of such Letter of Credit, determined by reference to the Average Borrowing Base Utilization during such period, in accordance with the table below:

================================================================================
                                                    Per Annum
          Average Borrowing                       Letter of Credit
          Base Utilization                        Fee Percentage
--------------------------------------------------------------------------------
           < or = .50 to 1                            1.125%
--------------------------------------------------------------------------------
     > .50 to 1 < or = .75 to 1                       1.375%
--------------------------------------------------------------------------------
      > .75 to < or = .90 to 1                        1.625%
--------------------------------------------------------------------------------
              > .90 to 1                              1.875%
================================================================================

         "Letter of Credit Fronting Fee" means, with respect to any Letter of Credit issued hereunder, a fee equal to one tenth of one percent (.10%) per annum of the stated amount of such Letter of Credit.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "LLC" means Mariner Energy LLC, a Delaware limited liability company, which is the owner and holder of 100% of the issued and outstanding capital stock (of every class) of Guarantor.

         "Loan" means the revolving credit facility in an amount outstanding at any time not to exceed the amount of the Total Commitment then in effect to be made by Banks to Borrower in accordance with Section 2.1.

         "Loan Papers" means this Agreement, the Notes, the Facility Guarantys, all Mortgages and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

         "Margin Regulations" means Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Margin Stock" means "margin stock" as defined in Regulation U.

         "Material Adverse Effect" means a material adverse effect on (a) the assets, liabilities, financial condition, results of operations, taken as a whole, of Borrower and Guarantor, (b) the right or ability of Borrower or Guarantor to fully, completely and timely perform its obligations under the Loan Papers, (c) the validity or enforceability of any Loan Papers against Borrower or Guarantor or (d) the validity, perfection or priority of any material Lien intended to be created under or pursuant to any Loan Paper to secure the Obligations.

         "Material Agreement" means any material written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.
         "Material Gas Imbalance" means, with respect to all Gas Balancing Agreements to which Borrower is a party or by which any Mineral Interest owned by Borrower is bound, a net gas imbalance to Borrower in excess of $2,000,000.

         "Maturity Date" means October 1, 2002.

         "Maximum Lawful Rate" means, for each Bank, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Loan owed to such Bank at such time to exceed the maximum amount which such Bank would be allowed to contract for, charge, take, reserve, or receive under applicable Laws after taking into account, to the extent required by applicable Laws, any and all relevant payments or charges under the Loan Papers. To the extent the Laws of the State of Texas are applicable for purposes of determining the "Maximum Lawful Rate," such term shall mean the "applicable weekly ceiling" as defined in the Texas Finance

Code, as supplemented and amended by Art. 1D.003 of the Texas Credit Title, as amended.

         "Mineral Interests" means rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interest, production payment, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Laws, which now or hereafter include all or any part of the foregoing.

         "Mortgage" and "Mortgages" have the meanings given such terms in
Section 5.1(a).

         "Note" means a promissory note of Borrower payable to the order of a Bank, in substantially the form of Exhibit A hereto, in the amount of such Bank's Commitment, evidencing the obligation of Borrower to repay to such Bank its Commitment Percentage of the Loan, together with all modifications, extensions, renewals, and rearrangements thereof and "Notes" means all of such Notes collectively.

         "Obligations" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of Borrower or Guarantor to Administrative Agent or to any Bank or any Affiliate of any Bank arising pursuant to the Loan Papers or pursuant to any Hedge Transaction entered into with any Bank or any Affiliate of any Bank, and all interest accrued thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

         "Oil and Gas Hedge Transaction" means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.

         "Outstanding Credit" means, on any date, the sum of (a) the aggregate outstanding Letter of Credit Exposure on such date, including the aggregate Letter of Credit Exposure related to Letters of Credit to be issued on such date, plus (b) the outstanding principal balance of the Loan on such date, including the amount of any Borrowing to be made on such date.

         "Participant" has the meaning given such term in Section 14.10(b).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Affiliate Transaction" means (a) any transaction permitted by that certain Stockholders' Agreement dated April 2, 1996, among ECT, Robert
E. Henderson, Richard R. Clark, Michael W. Strickler, D. S. Huber and Guarantor (then known as Mystery Acquisition, Inc.) as amended by that certain Stockholders' Agreement Amendment No. 1 dated May 16, 1996 among such parties and JEDI and by that certain Stockholders' Agreement Amendment No. 2 dated as of May 31, 1996 among such parties and JEDI, as further amended and restated by that certain Amended and Restated Shareholders' Agreement dated October 12, 1998 among LLC, Guarantor, ECT, JEDI and the other shareholders of LLC (as amended, the "Stockholders' Agreement"), (b) the grant of options to purchase or sales of equity securities by Borrower or Guarantor to the directors, officers, employees, agents or consultants of Borrower or Guarantor and (c) any assignment or conveyance to individuals (or their nominees) previously or now or hereafter employed by Borrower or who are or were consultants to Borrower of overriding royalty interests in individual oil or gas wells or prospects now or hereafter owned by Borrower or in which Borrower has or will have an interest pursuant to any employee incentive compensation program of Borrower, as amended from time to time, entered into by Borrower in such form and amounts as are not uncommon for corporations of established reputation engaged in the same or similar business and owning and operating similar properties, and any payment of any such overriding royalty, provided that (i) no such assignment or conveyance shall reduce the net revenue interest of Borrower in any individual oil or gas well or prospect which has not paid out (for purposes of the relevant employee incentive compensation program) by more than 5%, or in any such well or prospect which has paid out (for purposes of the relevant employee incentive compensation program) by more than 10%, and (ii) any such compensation program shall not otherwise be in violation of the terms of this Agreement.

         "Permitted Distributions" means, so long as no Default or Event of Default has occurred and is continuing, (a) Distributions by Borrower to Guarantor in an amount not to exceed $200,000.00 during each Fiscal Year of Borrower, to be utilized by Guarantor for general corporate and overhead expenses incurred by Guarantor during such Fiscal Year, (b) to the extent the same constitute a Distribution, payments pursuant to the Stockholders' Agreement, (c) any Distribution received by Borrower or any Subsidiary of Borrower and (d) payment by Borrower of any Subordinated Debt (but only to the extent not limited or prohibited by the subordination provisions of the documents evidencing such Subordinated Debt).

         "Permitted Encumbrances" means with respect to any asset:

                  (a) Liens (if any) securing the Notes in favor of Administrative Agent or Banks;

                  (b) Minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or the operation of the subject property, and for the purposes of this Agreement, a minor defect in title shall include, without limitation, (i) easements, rights-of-way, servitudes, permits, licenses, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements, rights-of-way and licenses, on, over or in respect of any of the properties of Borrower that are customarily granted in the oil and gas industry and (ii) encroachments, restrictive covenants and zoning and other similar restrictions;

                  (c) Inchoate statutory or operators' liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests which are not delinquent (except to the extent permitted by Section 8.7);

                  (d) Mechanic's, materialmen's, warehouseman's, landlord's, journeyman's and carrier's liens and other similar liens arising by operation of Law in the ordinary course of business which are not delinquent (except to the extent permitted by Section 8.7);

                  (e) Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as required by Section 8.7;

                  (f) Lease and other Mineral Interest burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

                  (g) purchase money Liens on assets acquired after the date hereof to the extent the acquisition of such assets and the financing thereof are permitted by the other provisions of this Agreement;

                  (h) with respect to any property from which Hydrocarbons may be severed or extracted in commercial quantities, Liens for farmout, farmin, joint operating, and area of mutual interest agreements and/or similar arrangements that Borrower determines in good faith to be necessary for the economic development of such property and are customary and usual for the area in which such property is located;

                  (i) rights reserved to or vested in any municipality or other Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture, or to designate a purchaser of, any of the property of Borrower;

                  (j) rights reserved to or vested in any municipality or other Governmental Authority to control or regulate any property of Borrower, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by Borrower;

                  (k) any obligations or duties affecting the property of Borrower to any municipality or other Governmental Authority with respect to any franchise, grant, license or permit;

                  (l) rights of a common owner of any interest in real estate, right-of-way or easement held by Borrower and such common owner as tenants in common or through other common ownership;

                  (m) rights of set-off or banker's liens created by law in favor of commercial banks;

                  (n) Liens to secure obligations of Borrower permitted by
Section 9.6;

                  (o) in addition to those Liens permitted under paragraphs (a) through (m), Liens, charges and encumbrances upon Borrower's assets which in the aggregate do not have a value in excess of $1,000,000; and

                  (p) any extension, renewal or replacement of the foregoing.

         "Permitted Investments" means (a) readily marketable direct obligations of the United States of America, (b) fully insured time deposits and certificates of deposit with maturities of one year or less of any commercial bank operating in the United States having capital and surplus in excess of $50,000,000, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest ratings categories of Standard and Poor's Corporation or Moody's Investors Service, (d) mutual funds that are restricted to investing in the types of investments described in (a),
(b) and (c) above, (e) loans to officers of Borrower or Guarantor which do not, at any time, exceed $250,000 in the aggregate, (f) with respect to Guarantor, its investment in Borrower, including any further capital contributions to Borrower by Guarantor and (g) other Investments; provided that, the aggregate amount of all other Investments made pursuant to this clause (g) outstanding at any time shall not exceed $5,000,000 (measured on a cost basis) in the aggregate.

         "Permitted Subsidiary" means a subsidiary of Borrower not prohibited by
Section 9.4.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Authority.

         "Plan" means an employee benefit plan within the meaning of section 3(3) of ERISA, and any other similar plan, policy or arrangement, including an employment contract, whether formal or informal and whether legally binding or not, under which Borrower or Guarantor and/or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of Borrower or Guarantor and/or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits resulting from the present or former employee's employment relationship with Borrower or Guarantor and/or an ERISA Affiliate.

         "Prior Credit Agreement" means that certain Credit Agreement dated June 28, 1996 among Borrower and NationsBank of Texas, N.A., as Agent and in its individual capacity as a Bank, as amended by that certain First Amendment to Credit Agreement dated August 12, 1996 among Borrower, NationsBank of Texas, N.A., as Agent, Toronto Dominion (Texas), Inc., as Co-Agent, and the Banks defined therein, and by that certain Second Amendment to Credit Agreement dated as of August 11, 1998 among Borrower, NationsBank, N.A., as Agent, Toronto Dominion (Texas), Inc., as Co-Agent, and the Banks defined therein.

         "Proved Mineral Interests" means, collectively, Proved Producing Mineral Interests, Proved Nonproducing Mineral Interests, and Proved Undeveloped Mineral Interests.

         "Proved Nonproducing Mineral Interests" means all Mineral Interests which constitute proved developed nonproducing reserves.

         "Proved Producing Mineral Interests" means all Mineral Interests which constitute proved developed producing reserves.

         "Proved Undeveloped Mineral Interests" means all Mineral Interests which constitute proved undeveloped reserves.

         "Quarterly Date" means each March 31, June 30, September 30 and December 31.

         "Recognized Value" means, with respect to oil and gas properties, the pre-tax value of such properties determined in accordance with Financial Accounting Standards Board Statement 69, generally known as the "standardized measure of discounted cash flow".

         "Redetermination" means any Scheduled Redetermination or Special Redetermination.

         "Redetermination Date" means (a) with respect to any Scheduled Redetermination, a day designated by Administrative Agent which is not more than thirty (30) days following receipt by Administrative Agent of the Reserve Report required to be delivered by Borrower for use in connection with such Scheduled Redetermination, (b) with respect to any Special Redetermination requested by Borrower, a day designated by Administrative Agent which is not more than thirty
(30) days following the date of a request for a Special Redetermination and (c) with respect to any Special Redetermination made by Administrative Agent, a day designated by Administrative Agent which is not less than ten (10) days nor more than thirty (30) days following Administrative Agent's delivery of notice to Borrower of Administrative Agent's intent to make a Special Redetermination.

         "Refunding Borrowing" means a Borrowing made solely for the purpose of refinancing a Eurodollar Tranche on the expiration of the Interest Period applicable thereto or for the purpose of converting all or any part of an Adjusted Base Rate Tranche to a Eurodollar Tranche, in each case in the manner contemplated by Section 2.5(c) and which does not result in any increase in the outstanding principal balance of the Loan. Refunding Borrowings may be Adjusted Base Rate Borrowings or Eurodollar Borrowings.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, as in effect from time to time.

         "Request for Borrowing" has the meaning set forth in Section 2.2(a).

         "Request for Letter of Credit" has the meaning set forth in Section 2.3(a).

         "Required Banks" means Banks holding at least two-thirds (2/3) of the Total Commitment.

         "Required Recognized Value" means Mineral Interests owned by Borrower having an aggregate Recognized Value of at least 85% of the Recognized Value of all Mineral Interests owned by Borrower.

         "Reserve Report" means an unsuperseded engineering analysis of the Mineral Interests owned by Borrower, in form and substance acceptable to Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69. Each Reserve Report required to be delivered by February 28 of each year pursuant to Section 4.1 shall be prepared by the Approved Petroleum Engineer. Each other Reserve Report shall be prepared by Borrower's in-house engineering staff. Notwithstanding the foregoing, in connection with any Special Redetermination requested by Borrower, the Reserve Report shall be in form and scope mutually acceptable to Borrower and Administrative Agent. The term "Reserve Report" expressly includes the Initial Reserve Report.

         "Restricted Payment" means, with respect to any Person, unless the same constitutes a Permitted Distribution (a) any Distribution by such Person, or (b) the retirement, redemption or prepayment prior to scheduled maturity by such Person of any Debt of such Person owed to an Affiliate of such Person.

         "Rollover Notice" has the meaning given such term in Section 2.5(c).

         "Schedule" refers to a "schedule" attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

         "Scheduled Redetermination" means any Redetermination of the Borrowing Base pursuant to Section 4.2.

         "Section" refers to a "section" or "subsection" of this Agreement, unless specifically indicated otherwise.

         "Special Redetermination" means any Redetermination of the Borrowing Base pursuant to Section 4.3.

         "Stockholders' Agreement" has the meaning given such term in the definition of "Permitted Affiliate Transaction".

         "Subordinated Debt" means indebtedness of Borrower up to $100,000,000, so long as the same is subordinated in a manner, and is otherwise, reasonably satisfactory to Required Banks.

         "Subsidiary" means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person.

         "Taxes" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any Governmental Authority. "Tax" means any one of the foregoing.

         "Total Commitment" means the Commitments of all Banks in an initial aggregate amount of $150,000,000 as such amount may be reduced from time to time pursuant to Section 2.7.

         "Tranche" means an Adjusted Base Rate Tranche or a Eurodollar Tranche and "Tranches" means Adjusted Base Rate Tranches or Eurodollar Tranches or any combination thereof.

         "Type" means, with reference to a Tranche, the characterization of such Tranche as an Adjusted Base Rate Tranche or a Eurodollar Tranche, based on the method by which the accrual of interest on such Tranche is calculated.

         "Unrestricted Subsidiary Debt" means any Debt of any Permitted Subsidiary for which neither Borrower nor Guarantor has any direct or indirect liability and as to which no properties or assets of Borrower or Guarantor serve as security.

         SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements of any Person required to be delivered hereunder shall be expressed in U.S. Dollars and shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of such Person delivered to Banks except for changes concurred in by such Person's independent certified public accountants and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Banks hereunder; provided that, unless

Required Banks shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article IX are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

         SECTION 1.3. Petroleum Terms. As used herein, the terms "proved reserves," "proved developed reserves," "proved developed producing reserves," "proved developed nonproducing reserves," and "proved undeveloped reserves" have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.


                                   ARTICLE II

                                   THE CREDIT

         SECTION 2.1. Commitments.

                  (a) Each Bank severally agrees, subject to Section 2.1(c) and the other terms and conditions set forth in this Agreement, to lend to Borrower from time to time prior to the Maturity Date, amounts not to exceed in the aggregate at any one time outstanding, the amount of such Bank's Commitment reduced by an amount equal to such Bank's Letter of Credit Exposure. Each Borrowing shall be in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000 (except that any Adjusted Base Rate Borrowing may be in an amount equal to the Availability at such time), and (ii) shall be made from Banks ratably in accordance with their respective Commitment Percentages. Subject to the foregoing limitations and the other provisions of this Agreement, prior to the Maturity Date, Borrower may borrow under this
         Section 2.1(a), repay amounts borrowed and request new Borrowings hereunder.

                  (b) Administrative Agent will, from time to time prior to the Maturity Date, upon request by Borrower, issue Letters of Credit for the account of Borrower so long as (i) the sum of (A) the aggregate Letter of Credit Exposure then existing, and (B) the amount of the requested Letter of Credit does not exceed $5,000,000, and (ii) Borrower would be entitled to a Borrowing under Sections 2.1(a) and (c) in the amount of the requested Letter of Credit. Not less than three
         (3) Domestic Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower shall execute and deliver to Administrative Agent, Administrative Agent's customary letter of credit application. Each Letter of Credit shall be in the minimum amount of $10,000 and shall be in form and substance acceptable to Administrative Agent. No Letter of Credit shall have an expiration date later than the Maturity Date. Upon the date of issuance of a Letter of Credit, Administrative Agent shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have unconditionally and irrevocably purchased from Administrative Agent, a non-recourse participation in the related Letter of Credit and Letter of Credit Exposure equal to such Bank's Commitment Percentage of such Letter of Credit and Letter of Credit Exposure. Upon request of any Bank, but not more often than quarterly, Administrative Agent shall provide notice to each Bank by telephone, teletransmission or telex setting forth each Letter of Credit issued and outstanding pursuant to the terms hereof and specifying the beneficiary and expiration date of each such Letter of Credit, and each Bank's percentage of each such Letter of Credit. If any Letter of Credit is presented for payment by the beneficiary thereof, Administrative Agent shall cause an Adjusted Base Rate Borrowing to be made to reimburse Administrative for the payment under the Letter of Credit, whether or not Borrower would then be entitled to a Borrowing pursuant to the terms hereof, and each Bank shall be obligated to lend its Commitment Percentage of such Adjusted Base Rate Borrowing. On each Quarterly Date, subject to the provisions of Section 14.7, if applicable, Borrower shall pay to Administrative Agent (a) the Letter of Credit Fee and (b) the Letter of Credit Fronting Fee with respect to each Letter of Credit which was outstanding during the Fiscal Quarter ending on such Quarterly Date. Administrative Agent shall distribute each Letter of Credit Fee to Banks in accordance with their respective Commitment Percentages, and Administrative Agent shall retain each Letter of Credit Fronting Fee for its own account.

         Upon the occurrence of an Event of Default, Borrower shall, on the next succeeding Domestic Business Day, deposit with Administrative Agent cash in such amounts as Administrative Agent may request, up to a maximum amount equal to the aggregate existing Letter of Credit Exposure of all Banks. Any amounts so deposited shall be held by Administrative Agent for the ratable benefit of all Banks as security for the aggregate existing Letter of Credit Exposure and the other Obligations, and Borrower will, in connection therewith, execute and deliver such security agreements in form and substance satisfactory to Administrative Agent which it may, in its discretion, require. As drafts or demands for payment are presented under any Letter of Credit, Administrative Agent shall apply such cash to satisfy such drafts or demands. When all Letters of Credit have expired and the Obligations have been repaid in full (and no Bank has any obligation to lend hereunder and Administrative Agent has no obligation to issue Letters of Credit hereunder) or such Event of Default has been cured to the satisfaction of Required Banks, Administrative Agent shall release to

         Borrower any remaining cash and securities deposited under this Section 2.1(b). Whenever Borrower is required to make deposits under this
         Section 2.1(b) and fails to do so on the day such deposit is due, Administrative Agent or any Bank may, without notice to Borrower, make such deposit (whether by application of proceeds of any collateral for the Obligation, by transfers from other accounts maintained with any Bank or otherwise) using any funds then available to any Bank of Borrower or Guarantor.

                  (c) No Bank will be obligated to lend to Borrower hereunder or incur Letter of Credit Exposure, and Borrower shall not be entitled to borrow hereunder or obtain Letters of Credit hereunder in an amount which would cause the Outstanding Credit to exceed the Borrowing Base then in effect under Article IV. No Bank shall be obligated to fund Borrowings hereunder and Borrower shall not be entitled to Borrowings hereunder during the existence of a Borrowing Base Deficiency. Nothing in this Section 2.1(c) shall be deemed to limit any Bank's obligation to fund Adjusted Base Rate Borrowings with respect to its participation in Letters of Credit in connection with any Borrowing comprised of Adjusted Base Rate Borrowings made as a result of the drawing under any Letter of Credit.

         SECTION 2.2. Method of Borrowing.

                  (a) In order to request any Borrowing other than Borrowings outstanding on the date hereof, Borrower shall hand deliver or telecopy to Administrative Agent a duly completed Request for Borrowing (herein so called) prior to 12:00 noon (Houston, Texas time), (i) at least one
         (1) Domestic Business Day before the Borrowing Date specified for a proposed Adjusted Base Rate Borrowing, and (ii) at least three (3) Eurodollar Business Days before the Borrowing Date of a proposed Eurodollar Borrowing. Each such Request for Borrowing shall be substantially in the form of Exhibit C hereto, and shall specify:

                           (i) the Borrowing Date of such Borrowing, which shall
                  be a Domestic Business Day in the case of an Adjusted Base Rate Borrowing or a Eurodollar Business Day in the case of a Eurodollar Borrowing;

                           (ii) the aggregate amount of such Borrowing;

                           (iii) whether such Borrowing is to be in Adjusted
                  Base Rate Borrowing or a Eurodollar Borrowing; and

                           (iv) in the case of a Eurodollar Borrowing, the
                  duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                  (b) Upon receipt of a Request for Borrowing, Administrative Agent shall promptly notify each Bank of the contents thereof and the amount of the Borrowing to be loaned by such Bank pursuant thereto, and such Request for Borrowing shall not thereafter be revocable by Borrower.

                  (c) Not later than 12:00 noon (Houston, Texas time) on the date of each Borrowing, each Bank shall make available its Commitment Percentage of such Borrowing, in Federal or other funds immediately available in Houston, Texas to Administrative Agent at its address set forth on Schedule 1 hereto. Unless Administrative Agent determines that any applicable condition specified in Section 6.2 has not been satisfied, Administrative Agent will make the funds so received from Banks available to Borrower at Administrative Agent's aforesaid address.

         SECTION 2.3. Method of Requesting Letters of Credit.

                  (a) In order to request the issuance of any Letter of Credit hereunder, Borrower shall hand deliver or telecopy to Administrative Agent a duly completed Request for Letter of Credit (herein so called) prior to 12:00 noon (Houston, Texas time) at least three (3) Domestic Business Days before the date specified for issuance of such Letter of Credit. Each Request for Letter of Credit shall be substantially in the form of Exhibit D hereto, shall be accompanied by Administrative Agent's duly completed and executed letter of credit application and agreement and shall specify:

                           (i) the requested date for issuance of such Letter of
                  Credit;

                           (ii) the terms of such requested Letter of Credit,
                  including the name and address of the beneficiary, the stated amount, the expiration date and the conditions under which drafts under such Letter of Credit are to be available; and

                           (iii) the purpose of such Letter of Credit.

                  (b) Upon receipt of a Request for Letter of Credit, Administrative Agent shall promptly notify each Bank of the contents thereof, including the amount of the requested Letter of Credit, and such Request for Letter of Credit shall not thereafter be revocable by Borrower.

                  (c) No later than 12:00 noon (Houston, Texas time) on the date of issuance of each Letter of Credit as set forth in the applicable Request for Letter of Credit, unless Administrative Agent determines that any applicable condition precedent set forth in Section 6.2 has not been satisfied, Administrative Agent will issue and deliver such Letter of Credit pursuant to the instructions of Borrower.

         SECTION 2.4. Notes. Each Bank's Commitment Percentage of the Loan shall be evidenced by a single Note payable to the order of such Bank in an amount equal to such Bank's Commitment.

         SECTION 2.5. Interest Rates; Payments.

                  (a) The principal amount of the Loan outstanding from day to day which is the subject of an Adjusted Base Rate Tranche shall bear interest at a rate per annum equal to the lesser of (x) the sum of the Applicable Margin plus the Adjusted Base Rate in effect from day to day and (y) the Maximum Lawful Rate. Interest on any portion of the principal of the Loan subject to an Adjusted Base Rate Tranche shall be payable as it accrues on each Quarterly Date.

                  (b) The principal amount of the Loan outstanding from day to day which is the subject of a Eurodollar Tranche shall bear interest for the Interest Period applicable thereto at a rate per annum equal to the lesser of (x) the sum of the Applicable Margin plus the applicable Adjusted Eurodollar Rate and (y) the Maximum Lawful Rate. Interest on any portion of the principal of any Loan subject to a Eurodollar Tranche shall be payable on the last day of the Interest Period applicable thereto.

                  (c) So long as no Default or Event of Default shall be continuing, but subject to the provisions of this Section 2.5, Borrower shall have the option of having all or any portion of the principal outstanding under the Loan be the subject of an Adjusted Base Rate Tranche or up to four (4) Eurodollar Tranches, which shall bear interest at rates based upon the Adjusted Base Rate and the Adjusted Eurodollar Rate, respectively (each such option is referred to herein as an "Interest Option"); provided, that each Eurodollar Tranche shall be in a minimum amount of $1,000,000 and shall be in an amount which is an integral multiple of $100,000. Each change in an Interest Option made pursuant to this Section 2.5(c) shall be deemed both a payment in full of the portion of the principal of the Loan which was the subject of the Adjusted Base Rate Tranche or Eurodollar Tranche from which such change was made and a Borrowing (notwithstanding that the unpaid principal amount of the applicable Loan is not changed thereby) of the portion of the principal of the applicable Loan which is the subject of the Adjusted Base Rate Tranche or Eurodollar Tranche into which such change was made. Prior to the termination of each Interest Period with respect to each Eurodollar Tranche, Borrower shall give written notice (a "Rollover Notice") in the form of Exhibit E attached hereto to Administrative Agent of the Interest Option which shall be applicable to such portion of the principal of the Loan upon the expiration of such Interest Period. Such Rollover Notice shall be given to Administrative Agent at least one (1) Domestic Business Day, in the case of an Adjusted Base Rate Tranche selection and three (3) Eurodollar Business Days, in the case of a Eurodollar Tranche selection, prior to the termination of the Interest Period then expiring. If Borrower shall specify a Eurodollar Tranche, such Rollover Notice shall also specify the length of the succeeding Interest Period (subject to the definition of such term) selected by Borrower. Each Rollover Notice shall be irrevocable and effective upon notification thereof to Administrative Agent. If the required Rollover Notice shall not have been timely received by Administrative Agent, Borrower shall be deemed to have elected that the principal of the Loan subject to the Interest Period then expiring be the subject of an Adjusted Base Rate Tranche upon the expiration of such Interest Period and Borrower will be deemed to have given Administrative Agent notice of such election. Subject to the limitations set forth in this Section 2.5(c) on the minimum amount of Eurodollar Tranches, Borrower shall have the right to convert each Adjusted Base Rate Tranche to a Eurodollar Tranche by giving Administrative Agent a Rollover Notice of such election at least three (3) Eurodollar Business Days prior to the date on which Borrower elects to make such conversion (a "Conversion Date"). The Conversion Date selected by Borrower shall be a Eurodollar Business Day. Notwithstanding anything in this Section 2.5 to the contrary, no portion of the principal of a Loan which is the subject of an Adjusted Base Rate Tranche may be converted to a Eurodollar Tranche and no Eurodollar Tranche may be continued as such when any Default or Event of Default has occurred and is continuing, but each such Tranche shall be automatically converted to an Adjusted Base Rate Tranche on the last day of each applicable Interest Period.

                  (d) Interest payable hereunder with respect to each Adjusted Base Rate Tranche shall be based on the number of actual days elapsed and the number of actual days in the then current calendar year. Interest payable hereunder with respect to each Eurodollar Tranche shall be computed based on the number of actual days elapsed and assuming that each calendar year consisted of four ninety (90) day quarters.

                  (e) Notwithstanding anything to the contrary set forth in
         Section 2.5(a), (b) or (c) above, all overdue principal of and, to the extent permitted by law, overdue interest, shall bear interest from the date due, payable on demand, for each day until paid at a rate per annum equal to the lesser of (a) the sum of (i) four percent (4%), plus
         (ii) the Adjusted Base Rate in effect from day to day, and (b) the Maximum Lawful Rate.

                  (f) Administrative Agent shall determine each interest rate applicable to each Borrowing in accordance with the terms hereof. Upon the request of Borrower or any Bank, Administrative Agent shall promptly notify such requesting party, by telephone or telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                  (g) Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Adjusted Base Rate or the Eurodollar Rate hereunder (the "contract rate") is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the affected Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrower shall pay to the holder of such Note an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Note.

         SECTION 2.6. Prepayments. Borrower may, subject to Section 3.3 and the other provisions of this Agreement, upon three (3) Domestic Business Days advance notice to Administrative Agent, prepay the principal of Loan in whole or in part. Any partial prepayment shall be in an integral multiple of $500,000. Borrower shall not be entitled to make more than one (1) prepayment in any calendar week.

         SECTION 2.7. Reduction of Commitments. Borrower may, by notice to Administrative Agent five (5) Domestic Business Days prior to the effective date of any such reduction, reduce the Total Commitment (and thereby reduce the Commitment of each Bank ratably) in whole or in part. Any reduction shall be in a minimum amount of $5,000,000 and shall be in an integral multiple of $1,000,000. On the effective date of any such reduction, Borrower shall, to the extent required as a result of such reduction, make a principal payment on the Loan in an amount sufficient to cause the principal balance of the Loan then outstanding to be equal to or less than the Total Commitment as thereby reduced. Notwithstanding the foregoing, Borrower shall not be permitted to reduce the Total Commitment to an amount less than the aggregate Letter of Credit Exposure of all Banks.

         SECTION 2.8. Termination of Commitments; Final Maturity. The Total Commitment (and the Commitment of each Bank) shall terminate, and the entire outstanding principal balance of the Loan, all interest accrued thereon, all accrued but unpaid fees hereunder and all other outstanding Obligations shall be due and payable in full on the Maturity Date.

         SECTION 2.9. Application of Payments. Each repayment pursuant to Sections 2.6, 2.7, and 4.4 shall be made together with accrued interest on the amount repaid to the date of payment, and shall be applied in accordance with
Section 3.2 and the other provisions of this Agreement.

         SECTION 2.10. Commitment Fee. On each Quarterly Date and, in the event the Commitments are terminated in their entirety, on the date of such termination, Borrower shall pay to Administrative Agent, for the ratable benefit of each Bank based on each Bank's Commitment Percentage, a commitment fee equal to the Commitment Fee Percentage (applied on a per annum basis and computed on the number of actual days elapsed and assuming that each calendar year consisted of three hundred sixty (360) days) of the average daily Availability for the Fiscal Quarter (or portion thereof) ending on such Quarterly Date or other date.

         SECTION 2.11. Extension Fee. Subject to the limitations provided by
Section 14.7, if any, on the Closing Date, Borrower shall pay to Administrative Agent, for the benefit of each Bank having a Commitment of $45,000,000.00, an extension fee of $54,000.00, and Borrower shall pay to Administrative Agent for the benefit of each Bank having a Commitment of $30,000,000.00, an extension fee of $24,000.00, resulting in the payment of an aggregate extension fee in the amount of $156,000.00.

         SECTION 2.12. Agency and other Fees. Subject to the limitations provided by Section 14.7, if any, Borrower shall pay to Administrative Agent, Arranger and their Affiliates such other fees and amounts as Borrower shall be required to pay to Administrative Agent, Arranger and their Affiliates from time to time pursuant to any separate agreement between Borrower and Administrative Agent, Arranger or such Affiliates. Such fees and other amounts shall be retained by Administrative Agent, Arranger and their Affiliates, and no Bank (other than Administrative Agent) shall have any interest therein.


                                   ARTICLE III

                               GENERAL PROVISIONS

         SECTION 3.1. Delivery and Endorsement of Notes. Immediately after the execution of this Agreement, Administrative Agent shall deliver to each Bank the Note payable to such Bank and the Facility Guaranty for the benefit of such Bank. Each Bank may endorse (and prior to any transfer of its Note shall endorse) on the schedules attached and forming a part thereof appropriate notations to evidence the date and amount of its Commitment Percentage of each Borrowing, the Interest Period applicable thereto, and the date and amount of each payment of principal made by Borrower with respect thereto; provided that the failure by any Bank to so endorse its Note shall not affect the liability of Borrower for the repayment of all amounts outstanding under such Note together with interest thereon. Each Bank is hereby irrevocably authorized by Borrower to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as required.

         SECTION 3.2. General Provisions as to Payments.

                  (a) Borrower shall make each payment of principal of, and interest on, the Loan and all fees payable hereunder not later than 12:00 noon (Houston, Texas time) on the date when due, in Federal or other funds immediately available in Houston, Texas, to Administrative Agent at its address set forth on Schedule 1 hereto. Administrative Agent will promptly distribute to each Bank its Commitment Percentage of each such payment received by Administrative Agent for the account of Banks. Whenever any payment of principal of, or interest on, any portion of the Loan subject to an Adjusted Base Rate Tranche or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, any portion of the Loan subject to an Eurodollar Tranche shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the definition of Interest Period). If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. Borrower hereby authorizes Administrative Agent to charge from time to time against Borrower's accounts with Administrative Agent any amount then due.

                  (b) So long as no Event of Default has occurred and is then continuing, all principal payments received by Administrative Agent or any Bank with respect to the Loan shall be applied first to Eurodollar Tranches outstanding with Interest Periods ending on the date of such payment, then to Adjusted Base Rate Tranches, and then to Eurodollar Tranches next maturing until such principal payment is fully applied.

                  (c) During the continuance of an Event of Default, all amounts collected or received by Administrative Agent or any Bank with respect to the Loan shall be applied first to the payment of all proper costs incurred by Administrative Agent in connection with the collection thereof (including reasonable expenses and disbursements of Administrative Agent), second to the payment of all proper costs incurred by Banks in connection with the collection thereof (including reasonable expenses and disbursements of Banks), third to the reimbursement of any advances made by Banks to effect performance of any unperformed covenants of Borrower under any of the Loan Papers, fourth to the payment of any unpaid fees required pursuant to Section 2.12, fifth to the payment of any unpaid fees required pursuant to Sections 2.1(b), 2.10 and 2.11, sixth, to payment to each Bank of its Commitment Percentage of outstanding principal of the Loan and accrued but unpaid interest thereon, and seventh to establish the deposits required in Section 2.1(b). All payments received by a Bank after the occurrence of an Event of Default for application to the principal of the Loan shall be applied by such Bank in the manner provided in
         Section 3.2(b).

         SECTION 3.3. Funding Losses. If Borrower makes any payment of principal subject to a Eurodollar Tranche (whether pursuant to Sections 2.6, 2.7, 2.8,
Article XI or Article XIII, and whether as a voluntary or mandatory prepayment or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if Borrower fails to borrow any Eurodollar Borrowing after notice has been given to any Bank in accordance with Section 2.5, Borrower shall reimburse each Bank on demand for any resulting loss or expense actually incurred by it, including (without limitation) any loss actually incurred in obtaining, liquidating or employing deposits from third parties, or any loss arising from the reemployment of funds at rates lower than the cost to such Bank of such funds and related costs, which in the case of the payment or prepayment prior to the end of the Interest Period for any Eurodollar Tranche shall include the amount, if any, by which (i) the interest which such Bank would have received from Borrower, absent such payment or prepayment for the applicable Interest Period exceeds (ii) the interest which such Bank would receive if its Commitment Percentage of the amount of such Eurodollar Borrowing were deposited, loaned, or placed by such Bank in the interbank eurodollar market on the date of such payment or prepayment for the remainder of the applicable Interest Period. Such Bank shall promptly deliver to Borrower and Administrative Agent a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

         SECTION 3.4. Foreign Lenders, Participants, and Assignees. Each Bank, Participant (by accepting a participation interest under this Agreement) and Assignee (by executing an Assignment and Assumption Agreement) that is not organized under the laws of the United States of America or one of its states
(a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligations and (ii) it has furnished to Administrative Agent and Borrower two (2) duly completed copies of either U.S. Internal Revenue Service Form 4224, Form 1001, Form W-8, or other form acceptable to Administrative Agent that entitles it to exemption from U.S. federal withholding Tax on all interest payments under the Loan Papers, and (b) covenants to (i) provide Administrative Agent and Borrower a new Form 4224, Form 1001, Form W-8, or other form acceptable to Administrative Agent upon the expiration or obsolescence of any previously delivered form according to applicable laws and regulations, duly executed and completed by it, and (ii) comply from time to time with all applicable laws and regulations with regard to the withholding Tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Administrative Agent (without duplication) may deduct and withhold from interest payments under the Loan Papers any United States federal income Tax at the maximum rate applicable to such Bank, Participant or Assignee under the Code.


                                   ARTICLE IV

                                 BORROWING BASE

         SECTION 4.1. Reserve Report; Proposed Borrowing Base. As soon as available and in any event by February 28 and August 31 of each year, commencing August 31, 1999, Borrower shall deliver to Administrative Agent a Reserve Report prepared as of the immediately preceding December 31 and June 30 respectively. Simultaneously with the delivery to Administrative Agent of each Reserve Report, Borrower shall notify Administrative Agent of the amount of the Borrowing Base which Borrower requests become effective on the next Redetermination Date.

         SECTION 4.2. Scheduled Redeterminations of the Borrowing Base; Procedures and Standards. Based in part on the Reserve Reports made available to

Administrative Agent pursuant to Section 4.1, Administrative Agent shall make a redetermination of the Borrowing Base to be effective on the next Redetermination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to Administrative Agent). Any Borrowing Base which becomes effective as a result of any Redetermination of the Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the Borrowing Base requested by Borrower pursuant to Sections 4.1 or 4.3 (as applicable) and (b) such Borrowing Base shall not exceed the Total Commitment then in effect. Each Redetermination shall be made by Administrative Agent, in its sole discretion, taking into account, among other matters (i) its standards for similar credits, including, without limitation, such assumptions regarding appropriate existing and projected pricing for Hydrocarbons as Administrative Agent deems appropriate in its sole discretion, (ii) such assumptions regarding projected rates and quantities of future production of Hydrocarbons from the Mineral Interests owned by Borrower as Administrative Agent deems appropriate in its sole discretion,
(iii) the capital structure and projected cash requirements of Borrower and Guarantor, and (iv) such other assumptions, considerations and exclusions as Administrative Agent deems appropriate in its sole discretion. It is further acknowledged and agreed that Administrative Agent may consider such other credit factors as it deems appropriate in the exercise of its sole discretion and shall have no obligation in connection with any Redetermination to approve any increase from the Borrowing Base in effect prior to such Redetermination. Any change in the Borrowing Base shall not be effective until the same has been approved by all Banks. Promptly following any Redetermination of the Borrowing Base, Administrative Agent shall notify Borrower of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date of such notice, and shall remain in effect for all purposes of this Agreement until a new Borrowing Base has been approved in accordance with the requirements hereof.

         SECTION 4.3 Special Redeterminations. In addition to Scheduled Redeterminations, Administrative Agent shall be permitted to make a Special Redetermination of the Borrowing Base once in each Fiscal Year and Borrower shall be permitted to request a Special Redetermination of the Borrowing Base once in each Fiscal Year. Any change in the Borrowing Base shall not be effective until the same has been approved by all Banks. Administrative Agent shall provide Banks and Borrower with notice of its intention to make a Special Redetermination or notice of Borrower's request for a Special Redetermination. Each request for a Special Redetermination by Borrower shall be accompanied by a Reserve Report and notice from Borrower of the amount of the Borrowing Base which Borrower requests become effective as a result of such Special Redetermination. In addition to Special Redeterminations, Administrative Agent shall be permitted to redetermine the Borrowing Base by excluding from the calculation thereof any Mineral Interest on which Borrower would be required to grant a

Lien in favor of Administrative Agent pursuant to Article V, but for the application of Section 5.1(d). Any change in the Borrowing Base shall not be effective until the same has been approved by all Banks. The Borrowing Base so redetermined will become effective immediately upon written notice from Administrative Agent to Borrower that such redetermined Borrowing Base has been approved by Banks.

         SECTION 4.4. Borrowing Base Deficiency. If a Borrowing Base Deficiency exists after giving effect to any Redetermination or any redetermination pursuant to the last sentence of Section 4.3, Borrower shall be obligated to eliminate such Borrowing Base Deficiency over a period not to exceed six (6) months from the effective date of such Redetermination or other redetermination by making two (2) mandatory, equal payments of principal on the Loan, each of which shall be in the amount of one-half (1/2) of such Borrowing Base Deficiency, or in the event that the remaining principal outstanding under the Loan is less than the Borrowing Base Deficiency, then the amount of one-half (1/2) of the remaining principal outstanding under the Loan. The first of such payments shall be due on the date that is three (3) months following the effective date of such Redetermination or other redetermination and the second of such payments shall be due on the date that is six (6) months following the effective date of such Redetermination or other redetermination (or if there is no corresponding day of any subsequent month, then on the last day of such month) (each such date is referred to herein as a "borrowing base deficiency payment date"). If a Borrowing Base Deficiency cannot be eliminated pursuant to this Section 4.4 by prepayment of the Loan in full (as a result of outstanding Letter of Credit Exposure), on each borrowing base deficiency payment date, Borrower shall also deposit cash with Administrative Agent, to be held by Administrative Agent to secure outstanding Letter of Credit Exposure in the manner contemplated by Section 2.1(b), in an amount at least equal to one-half (1/2) of the balance of such Borrowing Base Deficiency (i.e., one-half of the difference between the Borrowing Base Deficiency and the remaining outstanding principal under the Loan on the effective date of such Redetermination or other redetermination).

         SECTION 4.5. Initial Borrowing Base. The Borrowing Base shall be $60,000,000 for the period commencing on the Closing Date and ending on the earlier to occur of (i) October 31, 1999 and (ii) the first Redetermination Date after the Closing Date.

                                    ARTICLE V

                            COLLATERAL AND GUARANTYS

         SECTION 5.1. Security.

                  (a) Borrower shall, subject to the provisions of Section 5.1(d), secure repayment of the Obligations by granting to Administrative Agent first and prior Liens (subject only to Permitted Encumbrances) on, covering and encumbering Mineral Interests owned by Borrower having, in the aggregate, the Required Recognized Value. Borrower will promptly upon the preparation thereof by Administrative Agent, deliver to Administrative Agent for the ratable benefit of each Bank, a Deed of Trust, Security Agreement, Financing Statement and Assignment of Production (or similar instrument with respect to properties situated in states other than the State of Texas) in form reasonably satisfactory to Administrative Agent (individually, a "Mortgage" and collectively, the "Mortgages"), together with such other instruments of conveyance and agreement, including, without limitation, UCC-1 financing statements (each duly authorized and executed) as Administrative Agent shall reasonably deem necessary or appropriate to confirm, evidence and perfect the Liens on Borrower's Mineral Properties having, in the aggregate, subject to the provisions of
         Section 5.1(d), the Required Recognized Value.

                  (b) On or before each Redetermination Date and at such other times as Administrative Agent or Required Banks shall request (including, without limitation, when required pursuant to Section 4.3), Borrower shall execute and deliver to Administrative Agent, for the ratable benefit of each Bank, Mortgages in form and substance reasonably acceptable to Administrative Agent to grant, evidence and perfect, subject to the provisions of Section 5.1(d), the Liens required by Section 5.1(a) with respect to Mineral Interests acquired by Borrower subsequent to the last date on which Borrower was required to execute and deliver Mortgages pursuant to this Section 5.1(b), or which, for any other reason are required to be but are not the subject of valid, enforceable, perfected first priority Liens (subject only to Permitted Encumbrances) in favor of Administrative Agent for the ratable benefit of Banks (or subsequent to the Closing Date in the case of the first request pursuant to this Section 5.1(b)).

                  (c) At any time Borrower is required to execute and deliver Mortgages to Administrative Agent pursuant to this Section 5.1, Borrower shall also deliver to Administrative Agent (i) such opinions of counsel (addressed to Administrative Agent) and other evidence of title as Administrative Agent shall reasonably deem necessary or appropriate to verify (A) Borrower's title to the Proved Mineral Interests which are subject to such Mortgages, and (B) the validity, perfection and priority of the Liens created by such Mortgages and (ii) a request or report obtained by Borrower setting forth the results of a Phase I environmental review of such Mineral Interests and related properties, all of which must be reasonably satisfactory in form and substance to Administrative Agent.

                  (d) Notwithstanding the other provisions of this Section 5.1, Borrower shall not be required to grant Administrative Agent a Lien on any Mineral Interest owned by Borrower as to which the consent of any third party is required if Borrower fails, having made a good faith attempt, to obtain such third-party consent, so long as the Recognized Value of all Mineral Interests subject to Mortgages required pursuant to this Section 5.1 (without regard to this Section 5.1(d)) is at all times at least eighty-five percent (85%) of the Recognized Value of all Mineral Interests of Borrower.

         SECTION 5.2 Guarantys. Payment and performance of the Obligations shall be fully guaranteed by Guarantor pursuant to Facility Guarantys duly executed and delivered by Guarantor.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1. Conditions to Initial Borrowing and Participation in Letter of Credit Exposure. The obligation of each Bank to loan its Commitment Percentage of the initial Borrowing, and the obligation of Administrative Agent to issue the initial Letter of Credit issued hereunder, is subject to the satisfaction of each of the following conditions:

                  (a) Closing Deliveries. Administrative Agent shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be acceptable to Administrative Agent and each Bank and each of which shall, unless otherwise indicated, be dated the Closing Date:

                           (i) a Note payable to the order of each Bank, each in
                  the amount of such Bank's Commitment, duly executed by Borrower;

                           (ii) a Facility Guaranty for the benefit of each
                  Bank, duly executed by Guarantor;

                           (iii) supplements to each Mortgage, in form and
                  substance satisfactory to Administrative Agent, duly executed and acknowledged by Borrower;

                           (iv) a copy of the Certificate of Incorporation, and
                  all amendments thereto, of each of Borrower or Guarantor accompanied by a certificate that such copy is true, correct and complete, and dated within ten (10) days of the Closing Date, issued by the appropriate Governmental Authority of the State of Delaware and accompanied by a certificate of the Secretary of each of Borrower and Guarantor that such copy is true, correct and complete on the Closing Date;

                           (v) a copy of the Bylaws, and all amendments thereto,
                  of each of Borrower and Guarantor, accompanied by a certificate of the Secretary of each of Borrower and Guarantor that such copy is true, correct and complete as of the date hereof;

                           (vi) certain certificates and other documents issued
                  by the appropriate Governmental Authorities (A) of the State of Delaware relating to the existence and good standing with respect to the payment of franchise and similar Taxes of each of Borrower and Guarantor and (B) of the jurisdictions listed on Schedule 4 hereto, to the effect that Borrower is duly qualified to do business, and is in good standing, in such jurisdictions;

                           (vii) a certificate of incumbency of all officers of
                  each of Borrower and Guarantor who will be authorized to execute or attest to any Loan Paper, dated the date hereof, executed by the Secretary of each of Borrower and Guarantor;

                           (viii) copies of resolutions approving the Loan
                  Papers and authorizing the transactions contemplated by this Agreement and the other Loan Papers, duly adopted by the Board of Directors of each of Borrower and Guarantor, accompanied by certificates of the Secretary of each of Borrower and Guarantor that such copies are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by its Certificate of Incorporation or Bylaws) by the unanimous written consent of the Board of Directors of each of Borrower and Guarantor, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date hereof;

                           (ix) a Notice of Final Agreement duly executed by
                  Borrower and Guarantor;

                           (x) an opinion of Fulbright & Jaworski L.L.P.,
                  counsel for Borrower and Guarantor, dated the date hereof, favorably opining as to the due authority, execution, and delivery of the Loan Papers by Borrower and Guarantor, and as to the enforceability of each of the Loan Papers, and otherwise in form and substance satisfactory to Administrative Agent and Banks;

                           (xi) an opinion of Gardere Wynne Sewell & Riggs,
                  L.L.P., special counsel for Administrative Agent, dated the date hereof in form and substance satisfactory to Administrative Agent; and

                           (xii) a certificate signed by a Financial Officer of
                  Borrower stating that, to the best of his knowledge without specific inquiry (a) the representations and warranties contained in this Agreement and the other Loan Papers are true and correct in all material respects, and (b) no Default or Event of Default has occurred and is continuing, and (c) all conditions set forth in this Section 6.1 have been satisfied or waived.

                  (b) Fees. Borrower shall have paid to Administrative Agent the fees required to be paid on the Closing Date pursuant to Section 2.11 and 2.12.

                  (c) No Material Adverse Effect. In the sole discretion of each Bank, no event has occurred which has a Material Adverse Effect on Borrower or Guarantor since December 31, 1998.

                  (d) No Legal Prohibition. The transactions contemplated by this Agreement shall be permitted by applicable Law and regulation and shall not subject Administrative Agent, any Bank, Borrower or Guarantor to any material adverse change in its assets, liabilities, financial condition, operations or prospects.

                  (e) No Litigation. No litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity or enforceability of this Agreement, the other Loan Papers or the transactions contemplated hereby or thereby.

                  (f) Other Matters. All matters related to this Agreement, the other Loan Papers and Borrower and Guarantor shall be acceptable to each Bank in its sole discretion, and Borrower and Guarantor shall have delivered to Administrative Agent and each Bank such evidence as they shall request to substantiate any matters related to this Agreement or the other Loan Papers.

         SECTION 6.2. Conditions to Each Borrowing and each Letter of Credit. The obligation of each Bank to loan its Commitment Percentage of each Borrowing, and the obligation of Administrative Agent to issue a Letter of Credit on the date such Letter of Credit is to be issued, is subject to the further satisfaction of the following conditions:

                  (a) timely receipt by Administrative Agent of a Request for Borrowing or a Request for Letter of Credit (as applicable);

                  (b) immediately before and after giving effect to such Borrowing or issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing and the making of any Loan in connection with such Borrowing or the issuance of the requested Letter of Credit (as applicable) shall not cause a Default or Event of Default;

                  (c) the amount of the requested Borrowing or the amount of the requested Letter of Credit (as applicable) shall not exceed the Availability;

                  (d) no Material Adverse Effect shall have occurred since the date of the most recent Financial Statements of Borrower and Guarantor delivered to Administrative Agent; and

                  (e) the making of such Loan or the issuance of such Letter of Credit (as applicable) shall be permitted by applicable Law.

Each Borrowing and the issuance of each Letter of Credit hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Borrowing and the date of issuance of such Letter of Credit as to the facts specified in Sections 6.2(b) through (e).

         SECTION 6.3. Materiality of Conditions. Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence in respect of each thereof.


                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Administrative Agent and each Bank that each of the following statements is true and correct on the date hereof:

         SECTION 7.1. Borrower's Corporate Existence and Power. Borrower (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation in each jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

         SECTION 7.2. Guarantor's Corporate Existence and Power. Guarantor (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation in each jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

         SECTION 7.3. Corporate Authority and Governmental Authorization; Contravention. The execution, delivery and performance of this Agreement and the other Loan Papers by Borrower and Guarantor are within the corporate powers of Borrower and Guarantor, when executed will be duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority, do not contravene, or constitute a default under, any provision of applicable Law (including, without limitation, the Margin Regulations) or of the Certificate of Incorporation or Bylaws of either Borrower or Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon Borrower or Guarantor, and will not result in the creation or imposition of any Lien on any asset of Borrower or Guarantor other than as contemplated by Article V.

         SECTION 7.4. Binding Effect. This Agreement constitutes the valid and binding agreement of Borrower and Guarantor and the other Loan Papers, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of Borrower and Guarantor. Each Loan Paper is, or when executed and delivered will be, enforceable against Borrower and Guarantor in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 7.5. Financial Information.

                  (a) The most recent annual audited consolidated balance sheet of Borrower and the related consolidated statements of operations and cash flows for the Fiscal Year then ended, copies of which have been delivered to each Bank, fairly present, in conformity with GAAP, the consolidated financial position of Borrower as of the end of such Fiscal Year and its consolidated results of operations and cash flows for such Fiscal Year.

                  (b) The most recent quarterly unaudited consolidated balance sheet of Borrower and the related unaudited consolidated statements of operations and cash flows for Borrower's fiscal quarter then ended, copies of which have been delivered to each Bank, fairly present, in conformity with GAAP, consistently applied, the consolidated financial position of Borrower as of such date and its consolidated results of operations and cash flows for such quarter.

         SECTION 7.6. Litigation. Except for matters disclosed on Schedule 3 attached hereto, there is no action, suit or proceeding pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or Guarantor before any Governmental Authority in which could reasonably be expected to have a Material Adverse Effect or which could in any manner draw into question the validity of the Loan Papers.

         SECTION 7.7. ERISA. Neither Borrower nor Guarantor maintains or has ever maintained or been obligated to contribute to any Plan covered by Title IV of ERISA or subject to the funding requirements of Section 412 of the Code or
Section 302 of ERISA. Each Plan maintained by Borrower or Guarantor is in compliance in all material respects with all applicable Laws. Except in such instances where an omission or failure would not have a Material Adverse Effect
(a) all returns, reports and notices required to be filed with any regulatory agency with respect to any Plan have been filed timely, and (b) neither Borrower nor Guarantor has failed to make any contribution or pay any amount due or owing as required by the terms of any Plan. There are no pending or, to the best of Borrower's knowledge, threatened claims, lawsuits, investigations or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and Borrower has no knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan that are likely to result in liability of Borrower or Guarantor having a Material Adverse Effect. Except in such instances where an omission or failure would not have a Material Adverse Effect, each Plan that is intended to be "qualified" within the meaning of section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained. Neither Borrower nor Guarantor has engaged in any prohibited transactions, within the meaning of section 406 of ERISA or section 4975 of the Code, in connection with any Plan which would result in liability of Borrower or Guarantor having a Material Adverse Effect. Neither Borrower nor Guarantor maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under Section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan would not have a Material Adverse Effect. Neither Borrower nor

Guarantor maintains, has established or has ever participated in a multiple employer welfare benefit arrangement within the meaning of section 3(40)(A) of ERISA. Borrower has no knowledge that any of the foregoing representations or warranties would be untrue if applied to any ERISA Affiliate.

         SECTION 7.8. Taxes and Filing of Tax Returns. Each of Borrower and Guarantor has filed all tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable, other than Taxes with respect to which a failure to pay would not have a Material Adverse Effect. Borrower has no knowledge of any proposed material Tax assessment against it or Guarantor and all Tax liabilities of Borrower and Guarantor are adequately provided for. Except as disclosed in writing to Banks prior to the date hereof, no income tax liability of Borrower or Guarantor has been asserted by the Internal Revenue Service or other Governmental Authority for Taxes in excess of those already paid. Borrower's federal tax identification number is 86-0460233 and Guarantor's federal tax identification number is 76-0500915.

         SECTION 7.9. Ownership of Properties Generally. Each of Borrower and Guarantor has good and valid fee simple or leasehold title to all material properties and assets purported to be owned by it, including, without limitation, all assets reflected in the balance sheets referred to in Section
7.5 (a) and (b) and all assets which are used by Borrower and Guarantor in the operation of their respective businesses, and none of such properties or assets is subject to any Lien other than Permitted Encumbrances.

         SECTION 7.10. Mineral Interests. Borrower has good and defensible title to all Proved Mineral Interests described in the Reserve Report, free and clear of all Liens except Permitted Encumbrances and Immaterial Title Deficiencies. With the exception of Immaterial Title Deficiencies, all such Proved Mineral Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of Borrower's Proved Mineral Interests, and with the exception of Immaterial Title Deficiencies, Borrower's share of (a) the costs for each Proved Mineral Interest described in the Reserve Report is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations "working interests", "WI", "gross working interest", "GWI", or similar terms, and (b) production from, allocated to, or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations "net revenue interest", "NRI", or similar terms. Each well drilled in respect of each Proved Producing Mineral Interest described in the Reserve Report (y) is capable of producing Hydrocarbons in commercially profitable quantities, and Borrower is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (z) has been drilled, bottomed, completed and operated or, as to wells not operated by Borrower, has been drilled, bottomed, completed and operated, to Borrower's knowledge, in compliance with all applicable Laws and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production, to the extent that failure to comply with such laws or the imposition of such penalty could reasonably be expected to have a Material Adverse Effect. Schedule 2 hereto describes Proved Producing Mineral Interests owned by Borrower having, in the aggregate, a Recognized Value of at least 98% of the Recognized Value of all Proved Producing Mineral Interests owned by Borrower on the date hereof.

         SECTION 7.11. Licenses, Permits, Etc. Each of Borrower and Guarantor possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not have a Material Adverse Effect.

         SECTION 7.12. Compliance with Law. The business and operations of each of Borrower and Guarantor have been and are being conducted in accordance with all applicable Laws other than violations of Laws which do not (either individually or collectively) have a Material Adverse Effect.

         SECTION 7.13. Full Disclosure. All information heretofore furnished to Administrative Agent or any Bank for purposes of or in connection with this Agreement, any Loan Paper or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by or on behalf of Borrower or Guarantor to Administrative Agent or any Bank will be, on the date of delivery thereof, true, complete and accurate in every material respect insofar as the information is purported to be shown thereby. To the best knowledge of Borrower, there are no facts which have not been disclosed in writing to Banks which might reasonably be expected to materially and adversely affect the assets, liabilities, financial condition, operations of either

Borrower or Guarantor, taken as a whole, or the ability of Borrower or Guarantor to perform its obligations under this Agreement and the other Loan Papers.

         SECTION 7.14. Organizational Structure; Nature of Business.
Guarantor's sole asset consists of one hundred percent (100%) of the issued and outstanding capital stock of Borrower. Guarantor conducts no business and has no operations other than (a) the issuance of equity and debt securities not prohibited pursuant to the provisions of this Agreement, (b) the ownership of the issued and outstanding capital stock of Borrower, and (c) activities reasonably related to the foregoing. Guarantor has no Subsidiaries other than Borrower. Borrower has no Subsidiaries. Borrower is engaged only in the business of acquiring, exploring, developing and operating Mineral Interests and the production and marketing of Hydrocarbons therefrom, including the processing and transportation thereof and, to the extent such activities are not prohibited or limited by this Agreement, other activities reasonably related or incidental thereto. Schedule 4 hereto accurately reflects (i) each jurisdiction in which Borrower or Guarantor is qualified to transact business as a foreign corporation, (ii) the authorized, issued and outstanding stock of each of Borrower and Guarantor and (iii) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase capital stock of each of Borrower and Guarantor.

         SECTION 7.15. Environmental Matters. No operation conducted by
Borrower or Guarantor and no real property now or previously owned or leased by Borrower or Guarantor (including, without limitation, Borrower's Mineral Interests) and no operations conducted thereon by Borrower or Guarantor, and to the best of Borrower's knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually nor in the aggregate will have a Material Adverse Effect. To the best of Borrower's knowledge, neither Borrower nor Guarantor, nor any real property owned, leased or operated by Borrower or Guarantor, nor any operation conducted by Borrower or Guarantor, is the subject of any existing, pending or, to the best of Borrower's knowledge, threatened Environmental Complaint which could, individually or in the aggregate, have a Material Adverse Effect. All notices, permits, licenses, and similar authorizations required to be obtained or filed in connection with the ownership of each portion of real property owned by, or the operations of, Borrower and Guarantor, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a Material Adverse Effect. After reasonable inquiry, to Borrower's knowledge, all Hazardous Substances generated at each tract of real property owned, leased or operated by Borrower or Guarantor have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under all Applicable Environmental Laws for the conduct of such activities except in such cases where the failure to obtain such permits would not, individually or in the aggregate, have a Material Adverse Effect. There have been no Hazardous Discharges for which Borrower or Guarantor could be held responsible under Applicable Environmental Laws which were not in compliance with Applicable Environmental Laws other than Hazardous Discharges which would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 7.16. Burdensome Obligations. Neither Borrower nor Guarantor, nor any of the properties of Borrower or Guarantor, is subject to any Law or any pending or threatened change of Law or subject to any restriction under its Certificate of Incorporation or Bylaws, or under any agreement or instrument to which Borrower or Guarantor is a party, or by which Borrower or Guarantor or any of their properties may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to have a Material Adverse Effect. Without limiting the foregoing, neither Borrower nor Guarantor is a party to or bound by any agreement (other than the Loan Papers) or subject to any order of any Governmental Authority which prohibits or restricts in any way the right of Borrower or Guarantor to make Distributions.

         SECTION 7.17. Fiscal Year. Borrower's Fiscal Year is January 1 through December 31.

         SECTION 7.18. No Default. Neither a Default nor an Event of Default will exist after giving effect to the transactions contemplated by this Agreement or the other Loan Papers.

         SECTION 7.19. Government Regulation. Neither Borrower nor Guarantor is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other law which regulates the incurring by Borrower or Guarantor of Debt, including, but not limited to laws relating to common contract carriers or the sale of electricity, gas, stream, water or other public utility services.

         SECTION 7.20. Insider. Neither Borrower nor Guarantor is an "executive officer", "director" or "principal shareholder" (as such terms are defined in 12 U.S.C. Section 375b) of any Bank or any bank holding company of which any Bank is a Subsidiary or of any Subsidiary of such bank holding company.

         SECTION 7.21. Gas Balancing Agreements and Advance Payment Contracts. There is no Material Gas Imbalance, and the aggregate amount of all Advance Payments received by Borrower under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $2,000,000.

         SECTION 7.22. Year 2000.

                  (a) Borrower has (i) begun analyzing the operations of Borrower and its subsidiaries and affiliates that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, embedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999), and (ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. Borrower reasonably believes that it will become Year 2000 compliant for its operations and those of its subsidiaries and affiliates on a timely basis, except to the extent that a failure to do so could not reasonably expected to have a material adverse affect upon the financial condition of Borrower;

                  (b) Borrower reasonably believes any suppliers and vendors that are material to the operations of Borrower or its subsidiaries and affiliates will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a material adverse affect upon the financial condition of Borrower; and

                  (c) Borrower will promptly notify Administrative Agent in the event Borrower determines that any computer application which is material to the operations of Borrower, its subsidiaries or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse affect upon the financial condition of Borrower.

         SECTION 7.23. Prior Credit Agreement. No Default or Event of Default (as such terms are defined in the Prior Credit Agreement) has occurred and is continuing under the Prior Credit Agreement immediately prior to the execution of this Agreement.

                                  ARTICLE VIII

                             AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

         SECTION 8.1. Information. Borrower will deliver, or cause to be delivered, to Administrative Agent:

                  (a) As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, consolidated balance sheets of Borrower as of the end of such Fiscal Year and the related consolidated statements of income and statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by Borrower in accordance with GAAP and audited by Deloitte & Touche LLP or another firm of independent public accountants of nationally recognized standing acceptable to Administrative Agent;

                  (b) As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter, consolidated balance sheets of Borrower as of the end of such Fiscal Quarter and the related consolidated statements of income and statements of cash flow for such Fiscal Quarter and for the portion of Borrower's Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower's previous Fiscal Year, all of which shall be certified by a Financial Officer of Borrower as to fairness of presentation, GAAP and consistency;

                  (c) simultaneously with the delivery of each set of financial statements referred to in Sections 8.1(a) and (b), a certificate of a Financial Officer of Borrower in the form of Exhibit F attached hereto,
         (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of
         Article X on the date of such financial statements, (ii) stating whether, to the best of his knowledge without specific inquiry, there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (iii) stating whether or not such financial statements fairly reflect the results of operations and financial condition of Borrower as of the date of the delivery of such financial statements and for the period covered thereby, (iv) setting forth (A) whether as of such date there is a Material Gas Imbalance and, if so, setting forth the amount of net gas imbalances under Gas Balancing Agreements to which Borrower is a party or by which any Mineral Interests owned by Borrower is bound, and (B) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which Borrower is a party or by which any Mineral Interests owned by Borrower is bound which have not been satisfied by delivery of production, if any, and (v) a summary of the Hedge Transactions to which Borrower is a party on such date;

                  (d) promptly after the effectiveness thereof, notice of any amendment to the Certificate of Incorporation or Bylaws of Borrower or Guarantor;

                  (e) promptly upon the filing thereof, copies of all final registration statements, post-effective amendments thereto and annual, quarterly or special reports which Borrower or Guarantor or any Subsidiary of Borrower or Guarantor shall have filed with the Securities and Exchange Commission;

                  (f) promptly upon receipt of same, any notice or other information received by Borrower or Guarantor indicating (i) any actual or alleged non-compliance with or violation of the requirements of any Applicable Environmental Law which could reasonably be expected to result in liability to Borrower or Guarantor for fines, clean up or any other remediation obligations or any other liability in excess of $100,000 in the aggregate; (ii) the occurrence of a Hazardous Discharge which would impose on Borrower or Guarantor a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law and which could reasonably be expected to result in liability to Borrower or Guarantor for fines, clean up and other remediation obligations or any other liability in excess of $100,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $100,000 in the aggregate. Without limiting the foregoing, Borrower and Guarantor shall provide to Banks promptly upon receipt of same by Borrower or Guarantor copies of all environmental consultants or engineers reports received by Borrower or Guarantor which would render the representation and warranty contained in Section 7.15 untrue or inaccurate in any respect;

                  (g) In the event any notification is provided to any Bank or Administrative Agent pursuant to Section 8.1(f) or Administrative Agent or any Bank otherwise learns of any event or condition under which any such notice would be required, then, upon request of Required Banks, Borrower shall, within thirty (30) days of such request, cause to be furnished to Administrative Agent and each Bank, at the sole cost and expense of Borrower, a report by an environmental consulting firm acceptable to Administrative Agent and Required Banks, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Administrative Agent and Required Banks) and detailing the findings, conclusions and recommendations of such consultant;

                  (h) promptly upon any Authorized Officer of Borrower becoming aware of the occurrence of any Default, a certificate of an Authorized Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

                  (i) no later than February 28, and August 31 of each year, reports (prepared on an accrual basis and reported on a well by well basis) of production volumes, revenue, expenses and product prices for each Mineral Interest owned by Borrower with a Recognized Value of $100,000 or more for the periods of six (6) months ending the preceding December 31, and June 30, respectively;

                  (j) promptly upon the occurrence thereof, notice of any Material Adverse Effect;

                  (k) at the times required therein, the items described in
         Section 8.11;

                  (l) promptly, but in any event within thirty (30) days after receipt of service thereof, notice of any litigation against Borrower or Guarantor or any Subsidiary of Borrower or Guarantor which could reasonably be expected to result in liability to Borrower or Guarantor or any Subsidiary of Borrower or Guarantor in excess of $1,000,000;

                  (m) once the ongoing equity contribution program of management of Borrower and Guarantor is complete, a final schedule describing the capital structure of Borrower and Guarantor;

                  (n) promptly after the incurrence thereof, notice of each incurrence of $1,000,000 or more of Unrestricted Subsidiary Debt and, promptly thereafter if requested by Administrative Agent, copies of all documents and instruments evidencing or securing such Unrestricted Subsidiary Debt; and

                  (o) from time to time such additional information regarding the financial position or business of Borrower and Guarantor as Administrative Agent may reasonably request.

         SECTION 8.2. Business of Borrower and Guarantor. The sole business of Guarantor shall continue to be (a) the issuance of equity and debt securities not prohibited pursuant to the provisions of this Agreement, (b) the ownership of the issued and outstanding capital stock of Borrower, and (c) activities reasonably related to the foregoing. The sole business of Borrower shall continue to be the acquisition, exploration, development and operation of Mineral Interests and the production and marketing of Hydrocarbons therefrom, including the processing and transportation thereof and, to the extent such activities are not prohibited or limited by this Agreement, other activities reasonably related or incidental thereto.

         SECTION 8.3. Maintenance of Existence. Borrower and Guarantor shall, at all times (a) maintain their corporate existence and good standing in the State of Delaware and (b) maintain their respective good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could reasonably be expected to have a Material Adverse Effect; provided, however, that Guarantor may be merged into Borrower or into any wholly-owned Subsidiary of Borrower, provided that simultaneously with such merger (a) such surviving entity executes such documents or instruments as Administrative Agent may reasonably require to evidence the continuing subordination of all Subordinated Debt owed by Guarantor prior to such merger and (b) Borrower and such surviving entity (if not Borrower) execute an amendment to this Agreement and the other Loan Papers as Administrative Agent may deem necessary to effect conforming changes hereto and thereto to reflect such merger.

         SECTION 8.4. Title Data. In addition to the title information required by Section 5.1, Borrower shall, upon the request of Administrative Agent, cause to be delivered to Administrative Agent such title opinions and other information regarding title to Mineral Interests owned by Borrower as are appropriate to determine the status thereof; provided, however, that Administrative Agent may not require Borrower to furnish title opinions (except pursuant to Section 5.1) unless (a) an Event of Default shall have occurred and be continuing or (b) Administrative Agent has reason to believe that there is a defect in or encumbrance upon Borrower's title to such Mineral Interests that is not a Permitted Encumbrance.

         SECTION 8.5. Right of Inspection. Each of Borrower and Guarantor will permit any officer, employee or agent of Administrative Agent or of any Bank to visit and inspect its assets, examine its books of record and accounts, take copies and extracts therefrom, and discuss its affairs, finances and accounts with its officers, accountants and auditors, all at such reasonable times and as often as Administrative Agent or any Bank may desire, provided that Borrower shall not be required to disclose to

Administrative Agent, any Bank or any officer, employee or agent thereof any information that is the subject of attorney-client privilege or attorney's work-product privilege properly asserted by Borrower to prevent the loss of such privilege in connection with such information.

         SECTION 8.6. Maintenance of Insurance. Each of Borrower and Guarantor will at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated, including, without limitation, the following: (a) workmen's compensation insurance; (b) employer's liability insurance; (c) comprehensive general public liability and property damage insurance; (d) insurance against losses as a result of damage by fire, lightning, hail, tornado, explosion and other similar risk; and (e) comprehensive automobile liability insurance. All loss payable clauses or provisions in all policies of insurance maintained by either Borrower or Guarantor pursuant to this Section 8.6 with respect to any assets securing the Obligations shall be endorsed in favor of and made payable to Administrative Agent for the ratable benefit of Banks, as their interests may appear. Administrative Agent shall have the right, for the ratable benefit of Banks, to collect, and each of Borrower and Guarantor hereby assigns to Administrative Agent for the ratable benefit of Banks any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any of property which stands as security for the Obligations or any part thereof, and Administrative Agent may, at its election, either apply for the ratable benefit of Banks all or any part of the sums so collected toward payment of the Obligations, whether or not such Obligations are then due and payable, in such manner as Administrative Agent may elect or release same to Borrower.

         SECTION 8.7. Payment of Taxes and Claims. Each of Borrower and Guarantor will pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no part of the property or assets of Borrower or Guarantor is then subject to any pending levy or execution, (ii) Borrower and Guarantor, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto, and (iii) Borrower has notified Administrative Agent of such circumstances, if the same could reasonably be expected to have a Material Adverse Effect, in detail satisfactory to Administrative Agent.

         SECTION 8.8. Compliance with Laws and Documents. Each of Borrower and Guarantor will comply with all Laws, their respective Certificate of Incorporation and Bylaws, and all Material Agreements to which Borrower or Guarantor is a party, unless such violation, alone or when combined with all other such violations, could reasonably be expected not to have a Material Adverse Effect.

         SECTION 8.9. Maintenance and Operation of Properties and Equipment.

                  (a) To the extent the failure to do so could reasonably be expected to have a Material Adverse Effect, Borrower will maintain, develop and operate its Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Mineral Interests (including, without limitation, the payment of all royalty burden associated therewith) so long as such Mineral Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities; provided, however, that (i) nothing in this subsection (a) shall be deemed (x) to require Borrower to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent Borrower from abandoning or releasing any oil and gas lease or other lease when in any of such events, in the opinion of Borrower exercised in good faith, it is uneconomic or otherwise not in the best interests of Borrower so to perpetuate the same or (y) to prohibit Borrower from assigning, by customary farmout or farmin agreements, oil and gas leases in the ordinary course of business, (ii) in the event of such a termination of any such lease described in clause (i)(a)(x) above, upon the request and at the expense of Borrower, Administrative Agent shall execute and deliver a recordable instrument releasing the Liens (if any) of Administrative Agent therein and (iii) in the event of an assignment by Borrower of an oil and gas lease subject to a customary farmout or farmin agreement in the ordinary course of business as described in clause (i)(a)(y) above, upon the request and at the expense of Borrower, Administrative Agent shall execute and deliver a recordable instrument partially releasing the Liens (if any) of Administrative Agent in the interest of Borrower so assigned, but expressly not releasing the Liens of Administrative Agent in the interest of Borrower retained therein, if any.

                  (b) Borrower will comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interests or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply would not have a Material Adverse Effect.

                  (c) Borrower will at all times maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, except where such failure to comply would not have a Material Adverse Effect; provided further that no item of operating equipment need be so repaired, renewed, replaced, added to or improved if Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of Borrower.

         SECTION 8.10. Environmental Law Compliance. To the extent a failure to comply could reasonably be expected to have a Material Adverse Effect, each of Borrower and Guarantor will comply with all Applicable Environmental Laws, including, without limitation, (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of all Applicable Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Substances. Each of Borrower and Guarantor will promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean up or remediation measures necessary to comply with Applicable Environmental Laws.

         SECTION 8.11. ERISA Reporting Requirements. Borrower and Guarantor will furnish, or cause to be furnished, to Administrative Agent:

                  (a) Promptly and in any event (i) within thirty (30) days after Borrower or Guarantor receives notice from any regulatory agency of the commencement of an audit, investigation or similar proceeding with respect to a Plan, and (ii) within ten (10) days after Borrower or Guarantor contacts the Internal Revenue Service for the purpose of participation in a closing agreement or any voluntary resolution program with respect to a Plan which could have a Material Adverse Effect or knows or has reason to know that any event with respect to any Plan of Borrower, Guarantor or any ERISA Affiliate (other than
         JEDI) has occurred that could have a Material Adverse Effect;

                  (b) Promptly and in any event within thirty (30) days after the receipt by Borrower of a request therefor by a Bank, copies of any annual and other report (including Schedule B thereto) with respect to a Plan filed by Borrower, Guarantor or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;

                  (c) Notification within thirty (30) days of the effective date thereof of any material increases in the benefits, or material change in the funding method, of any existing Plan which is not a multiemployer plan (as defined in section 4001(a)(3) of ERISA), or the establishment of any material new Plans, or the commencement of contributions to any Plan to which Borrower or Guarantor was not previously contributing; and

                  (d) Promptly after receipt of written notice of commencement thereof, notice of all (i) claims made by participants or beneficiaries with respect to any Plan and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or Guarantor with respect to any Plan, except those which, in the aggregate, if adversely determined could not have a Material Adverse Effect.

         SECTION 8.12. Additional Documents. Each of Borrower and Guarantor will cure promptly any defects in the creation and issuance of each Note, and the execution and delivery of this Agreement and the other Loan Papers and, at their expense, Borrower and Guarantor shall promptly and duly execute and deliver to each Bank, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Borrower and Guarantor in this Agreement and the other Loan Papers as may be reasonably necessary or appropriate in connection therewith.


                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Borrower covenants and agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

         SECTION 9.1. Incurrence of Debt. Neither Borrower nor Guarantor nor any Subsidiary of Borrower or Guarantor will incur, become or remain liable for any Debt other than (a) the Obligations, (b) Subordinated Debt, (c) Unrestricted Subsidiary Debt in an aggregate amount outstanding at any time not to exceed $50,000,000 and (d) other Debt in an aggregate amount outstanding at any time not to exceed $1,000,000.

         SECTION 9.2. Restricted Payments. Neither Borrower nor Guarantor nor any Subsidiary of Borrower or Guarantor will, directly or indirectly, declare or pay, or incur any liability to declare or pay, any Restricted Payment.

         SECTION 9.3. Negative Pledge. Neither Borrower nor Guarantor will create, assume or suffer to exist any Lien on any of their respective assets, other than Permitted Encumbrances. No Subsidiary of Borrower or Guarantor will create, assume or suffer to exist any Lien on any of their respective assets, other than Permitted Encumbrances or Liens securing permitted Unrestricted Subsidiary Debt. Neither Borrower nor Guarantor will enter into or become bound by any agreement (other than this Agreement and any document evidencing any Subordinated Debt) that prohibits or otherwise restricts the right of Borrower or Guarantor to create, assume or suffer to exist any Lien on any of their respective assets.

         SECTION 9.4. Consolidations, Mergers and Subsidiaries. Except to the extent permitted by Section 8.3, neither Borrower nor Guarantor will consolidate or merge with or into any other Person. Neither Borrower nor Guarantor will create any Subsidiary after the date of this Agreement unless the same constitutes a Permitted Investment.

         SECTION 9.5. Asset Dispositions. Neither Borrower nor Guarantor will sell, lease, transfer, abandon or otherwise dispose of any asset other than (a) sales in the ordinary course of business, (b) assignments and conveyances to individuals (or their nominees) previously or now or hereafter employed by Borrower or who are or were consultants to Borrower of overriding royalty interests in individual oil or gas wells or prospects now or hereafter owned by Borrower or in which Borrower has or will have an interest pursuant to any employee incentive compensation program of Borrower, as amended from time to time, entered into by Borrower in such form and amounts as are not uncommon for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties, provided that (i) no such assignment or conveyance shall reduce the net revenue interest of Borrower in any individual oil or gas well or prospect which has not paid out (for purposes of the relevant employee incentive compensation program) by more than 5%, or in any such well or prospect which has paid out (for purposes of the relevant employee incentive compensation program) by more than 10%, and (ii) any such compensation program shall not otherwise be in violation of the terms of this Agreement, and (c) the sale, lease, transfer, abandonment or other disposition of other assets (including, without limitation, pursuant to Advance Payment Contracts), provided that the aggregate value of all assets, sold, leased, transferred or disposed of pursuant to this clause (c) in any Fiscal Year of Borrower shall not exceed $5,000,000.

         SECTION 9.6. State and Federal Leases. Borrower will not incur or allow to exist at any time obligations which may be enforced by specific performance by any Governmental Authority in connection with any Mineral Interest if the aggregate of all such specific performance obligations exceeds $5,000,000.

         SECTION 9.7. Use of Proceeds. The proceeds of all Borrowings will be used only for (a) working capital, (b) acquisition of leasehold interests, undeveloped properties and producing properties, (c) exploration, development and production of Mineral Interests, (d) making Permitted Distributions, and (e) general corporate purposes, and for no other purpose. None of such proceeds (including, without limitation, proceeds of Letters of Credit issued hereunder) will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, and none of such proceeds will be used in violation of applicable Law (including, without limitation, the Margin Regulations). Letters of Credit will be issued hereunder only for the purpose of securing bids, tenders, bonds, contracts and other obligations entered into in the ordinary course of Borrower's business.

         SECTION 9.8. Investments. Neither Borrower nor Guarantor will, directly or indirectly, have outstanding any Investment other than Permitted Investments.

         SECTION 9.9. Transactions with Affiliates. Neither Borrower nor Guarantor nor any Subsidiary of Borrower or Guarantor will engage in any transaction with an Affiliate of Borrower, Guarantor or such Subsidiary, or with ECT, Enron Corp. or any entity which controls, is controlled by or is under common control with ECT or Enron Corp., providing for the rendering of services or sale of property, unless such transaction (i) is a Permitted Affiliate Transaction or (ii) is as favorable to such party as could be obtained in an arm's length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.

         SECTION 9.10. ERISA. Except in such instances where an omission or failure would not have a Material Adverse Effect, neither Borrower nor Guarantor will (a) take any action or fail to take any action which would result in a violation of ERISA, the Code or other laws applicable to the Plans maintained or contributed to by it or any ERISA Affiliate, or (b) modify the term of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not maintained or contributed to by Borrower, Guarantor or any ERISA Affiliate as of the Closing Date.

         SECTION 9.11. Oil and Gas Hedge Transactions. Neither Borrower nor Guarantor will enter into any Oil and Gas Hedge Transaction which would cause, as of any date, the amount of Hydrocarbons which are the subject of Oil and Gas Hedge

Transactions in existence at such time to exceed (i) eighty-five percent (85%) of Borrower's aggregate anticipated production from Proved Producing Mineral Interests for the one (1) year period commencing on the date of determination,
(ii) sixty percent (60%) of Borrower's aggregate anticipated production from Proved Producing Mineral Interests for the one (1) year period commencing on the date that is one (1) year after the date of determination, (iii) forty percent (40%) of Borrower's aggregate anticipated production from Proved Producing Mineral Interests for the one (1) year period commencing on the date that is two
(2) years after the date of determination, (iv) twenty-five percent (25%) of Borrower's aggregate anticipated production from Proved Producing Mineral Interest for the one (1) year period commencing on the date that is three (3) years after the date of determination or (v) twenty-five percent (25%) of Borrower's aggregate anticipated production from Proved Producing Mineral Interests for the one (1) year period commencing on the date that is four (4) years after the date of determination.

         SECTION 9.12. Fiscal Year. Borrower will not change its Fiscal Year.

         SECTION 9.13. Change in Business. Neither Borrower nor Guarantor nor any Subsidiary of Borrower or Guarantor will engage in any business other than the businesses engaged in by such parties on the date hereof as described in
Section 7.14.


                                    ARTICLE X

                              FINANCIAL COVENANTS

         Borrower covenants and agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

         SECTION 10.1. Fixed Charge Coverage Ratio. Borrower will not permit the consolidated Fixed Charge Coverage Ratio of Borrower and Guarantor as of the end of any Fiscal Quarter to be less than 1.5 to 1.0.

         SECTION 10.2. Interest Coverage Ratio. Borrower will not permit the consolidated Interest Coverage Ratio of Borrower and Guarantor as of the end of any Fiscal Quarter to be less than 2.25 to 1.0.

                                   ARTICLE XI

                             DEFAULTS AND REMEDIES

         SECTION 11.1. Events of Default. It shall constitute an "Event of Default" if one or more of the following events shall have occurred and be continuing:

                  (a) Borrower shall fail to pay when due any principal on any Note and such failure continues for a period of three (3) Domestic Business Days following the due date;

                  (b) Borrower shall fail to pay when due accrued interest on any Note or any fees or any other amount payable hereunder and such failure continues for a period of three (3) Domestic Business Days following the due date;

                  (c) Borrower or Guarantor or any Subsidiary of Borrower or Guarantor shall fail to observe or perform any covenant or agreement contained in Article IX or Article X of this Agreement that is applicable to such Person, and such failure continues for a period of fifteen (15) days after the earlier of (i) the date any Authorized Officer of Borrower or Guarantor or any Subsidiary of Borrower or Guarantor acquires knowledge of such failure, or (ii) written notice of such failure has been given to Borrower or Guarantor by Administrative Agent or any Bank;

                  (d) Borrower or Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those referenced in Sections 11.1(a), (b) and (c)) and such failure continues for a period of thirty (30) days after the earlier of (i) the date any Authorized Officer of Borrower or Guarantor acquires knowledge of such failure, or (ii) written notice of such failure has been given to Borrower or Guarantor by Administrative Agent or any Bank;

                  (e) any representation, warranty, certification or statement made or deemed to have been made by or with respect to Borrower or Guarantor in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

                  (f) Borrower or Guarantor shall fail to make any payment when due on any of its Debt in a principal amount equal to or greater than $500,000 or any other event or condition shall occur which (i) results in the acceleration of the maturity of any such Debt, or (ii) entitles the holder of such Debt to accelerate the maturity thereof;

                  (g) Borrower or Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

                  (h) an involuntary case or other proceeding shall be commenced against Borrower or Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower or Guarantor under the federal bankruptcy Laws as now or hereafter in effect;

                  (i) one (1) or more judgments or orders for the payment of money aggregating in excess of $100,000 shall be rendered against Borrower or Guarantor and such judgment or order shall continue unsatisfied and unstayed for thirty (30) days;

                  (j) any event occurs with respect to any Plan or Plans pursuant to which Borrower or Guarantor could reasonably be expected to incur a liability due and owing at the time of such event, without existing funding therefor, for benefit payments under such Plan or Plans in excess of $100,000; or (ii) Borrower or Guarantor and/or any ERISA Affiliate, or any other "party-in-interest" or "disqualified person", as such terms are defined in section 3(14) of ERISA and section 4975(e)(2) of the Code, shall engage in transactions which in the aggregate would reasonably result in a direct or indirect liability to Borrower or Guarantor in excess of $100,000 under section 409 or 502 of ERISA or section 4975 of the Code;

                  (k) as of any date, JEDI, Enron Corp., ECT, the California Public Employees' Retirement System, any Affiliate (without giving effect to the last sentence of the definition thereof) of any of the foregoing, or any combination of the foregoing entities, shall cease to own, directly or indirectly, outstanding capital stock of Borrower (on either an undiluted or a fully diluted basis) which in the aggregate permits such entities to elect a majority of the directors of Borrower; or

                  (l) this Agreement or any other Loan Paper shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or Guarantor, or Borrower or Guarantor shall deny that it has any further liability or obligation under any of the Loan Papers, or any Lien created by the Loan Papers shall for any reason (other than the release thereof in accordance with the Loan Papers) cease to be a valid, first priority, perfected Lien upon any of the Proved Mineral Interests purported to be covered thereby.

         SECTION 11.2. Remedies. Upon the occurrence and during the continuance of any Event of Default, without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and notice of acceleration), all of which are hereby waived, Administrative Agent shall, if requested by Required Banks, (a) terminate the Commitments and they shall thereupon terminate, and (b) take such other actions as may be permitted by the Loan Papers, including declaring the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable; provided, however, in the case of any of the Events of Default specified in Sections 11.1(g) or (h), without any notice to Borrower or Guarantor or any other act by Administrative Agent or Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable.

                                   ARTICLE XII

                              ADMINISTRATIVE AGENT

         SECTION 12.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement, the Notes and the other Loan Papers as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto, provided that, as between and among Banks, Administrative Agent will not prosecute, settle or compromise any claim against Borrower or release or institute enforcement proceedings, except with the consent of Required Banks. Each Bank, Borrower and Guarantor agree that Administrative Agent is not a fiduciary for any Bank, Borrower or Guarantor but simply is acting in the capacity described herein to alleviate administrative burdens for Borrower, Guarantor and Banks, and that Administrative Agent has no duties or responsibilities to Banks, Borrower or Guarantor except those expressly set forth herein.

         SECTION 12.2. Administrative Agent and Affiliates. NationsBank, N.A., dba Bank of America, N.A., shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not Administrative Agent, and NationsBank, N.A., dba Bank of America, N.A., and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower and Guarantor or any of their Affiliates as if it were not Administrative Agent hereunder.

         SECTION 12.3. Action by Administrative Agent. The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article XI. Notwithstanding the administrative authority delegated to Administrative Agent, Administrative Agent shall not without the prior written approval of all Banks cause or permit any modification of the Loan Papers which would (a) increase the Commitment of any Bank or subject any Bank to any additional obligation, (b) forgive any of the principal or reduce the rate of interest on the Loan or any fees hereunder (c) postpone the Maturity Date or any other date fixed for payment of principal of or interest on the Loan or any fees hereunder, (d) change any Bank's percentage of the Total Commitment (except as otherwise provided for in this Agreement), (e) change the aggregate unpaid principal amount of the Notes, (f) change the Borrowing Base, (g) change the definition of "Required Banks", (h) permit Borrower to assign any of its rights hereunder or under any Loan Paper, (i) materially amend or waive any of the provisions of Articles IV or V or the definitions contained in Section 1.1 applicable thereto, or (j) provide for the release or substitution of any material amount of collateral for the Obligations other than releases required pursuant to sales of collateral which are expressly permitted under Section 9.5. Subject to the foregoing, Administrative Agent shall make such requests, take such actions, and grant such waivers and consents in respect of Borrower as it shall determine or, if required by this Agreement, as Required Banks shall direct.

         SECTION 12.4. Consultation with Experts. Administrative Agent may consult with legal counsel (who may be counsel for Borrower or Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         SECTION 12.5. LIABILITY OF ADMINISTRATIVE AGENT. NEITHER
ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, OR EMPLOYEES SHALL BE LIABLE FOR ANY ACTION TAKEN OR NOT TAKEN BY IT IN CONNECTION HEREWITH
(A) WITH THE CONSENT OR AT THE REQUEST OF REQUIRED BANKS OR (B) IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE INTENTION OF BANKS THAT SUCH PARTIES SHALL NOT BE LIABLE FOR THE CONSEQUENCES OF THEIR OWN ORDINARY NEGLIGENCE. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of Borrower or Guarantor, (c) the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to Administrative Agent, or (d) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties or upon any oral notice which Administrative Agent believes will be confirmed in writing by the proper party or parties. If Administrative Agent fails to take any action required to be taken by it under the Loan Papers after a default and within a reasonable time after being requested to do so by any Bank (after such requesting Bank has obtained the approval of such other Banks as required), Administrative Agent shall not suffer or incur any liability as a result thereof, but such requesting Bank may request Administrative Agent to resign, whereupon Administrative Agent shall so resign pursuant to Section 12.9.

         SECTION 12.6. Delegation of Duties. Administrative Agent may execute any of its duties hereunder by or through officers, directors, employees, attorneys, or agents.

         SECTION 12.7. Indemnification. EACH BANK SHALL, RATABLY IN ACCORDANCE WITH ITS COMMITMENT, INDEMNIFY ADMINISTRATIVE AGENT (TO THE EXTENT NOT REIMBURSED BY BORROWER AND GUARANTOR) AGAINST ANY COST, EXPENSE (INCLUDING COUNSEL FEES AND DISBURSEMENTS), CLAIM, DEMAND, ACTION, LOSS OR LIABILITY (EXCEPT SUCH AS RESULT FROM ADMINISTRATIVE AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) THAT ADMINISTRATIVE AGENT MAY SUFFER OR INCUR IN CONNECTION WITH THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY ADMINISTRATIVE AGENT HEREUNDER, INCLUDING, WITHOUT LIMITATION, MATTERS ARISING OUT OF ADMINISTRATIVE AGENT'S OWN ORDINARY NEGLIGENCE. IT IS THE EXPRESS INTENTION OF EACH BANK THAT ADMINISTRATIVE AGENT SHALL BE INDEMNIFIED HEREUNDER FOR THE CONSEQUENCES OF ITS OWN ORDINARY NEGLIGENCE.

         SECTION 12.8. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

         SECTION 12.9. Successor Administrative Agent. Agent may resign at any time by giving written notice thereof to Banks and Borrower. Upon such resignation, Required Banks shall have the right to appoint a successor Administrative Agent, which shall be one of Banks and, except during the continuance of an Event of Default, shall be approved by Borrower, such approval to not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by Required Banks, so approved by Borrower (if necessary), and accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of Banks, appoint a successor Administrative Agent, which shall (i) be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and (ii) unless an Event of Default is continuing, be approved by Borrower (such approval to not be unreasonably withheld). Upon the acceptance of its appointment as a successor Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any Agent's resignation hereunder as Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.


                                  ARTICLE XIII

                      PROTECTION OF YIELD; CHANGE IN LAWS

         SECTION 13.1. Inadequate Basis for Determining Interest Rate Applicable to Eurodollar Tranches. If on or prior to the first day of any Interest Period with respect to a Borrowing, (a) Agent is advised by any Bank that deposits in dollars (in the applicable amounts) are not being offered to such Bank in the relevant market for such Interest Period, or (b) any Bank advises Administrative Agent that the Adjusted Eurodollar Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to such Bank of funding its share of the requested Borrowing which will be subject to a Eurodollar Tranche for such Interest Period, then in any such event Administrative Agent shall give notice thereof to Borrower and Banks, whereupon the obligations of Banks to allow interest to be computed by reference to the Adjusted Eurodollar Rate shall be suspended until Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist. Unless Borrower notifies Administrative Agent at least two (2) Domestic Business Days before the date of any Borrowing for which a Request for Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as an Adjusted Base Rate Borrowing.

         SECTION 13.2. Illegality of Eurodollar Tranches.

                  (a) If, after the date of this Agreement, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Eurodollar Lending Office) to make, maintain or fund any portion of the Loan subject to a Eurodollar Tranche and such Bank shall so notify Administrative Agent, Administrative Agent shall forthwith give notice thereof to the other Banks and Borrower. Until such Bank notifies Borrower and Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to maintain or fund any portion of the Loan subject to a Eurodollar Tranche shall be suspended. Before giving any notice to Administrative Agent pursuant to this Section 13.2, such Bank shall designate a different Eurodollar

         Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any portion of an outstanding Loan subject to a Eurodollar Tranche to maturity and shall so specify in such notice, Borrower shall immediately convert the principal amount of the Loan which is subject to a Eurodollar Tranche to an Adjusted Base Rate Tranche of an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Tranches of the other Banks).

                  (b) No Bank shall be required to fund its Commitment Percentage of any Borrowing hereunder if the funding of such Borrowing would be in violation of any Law applicable to such Bank.

         SECTION 13.3. Increased Cost of Eurodollar Tranche. If after the date hereof, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency:

                  (a) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to maintaining or funding any portion of its Loans subject to a Eurodollar Tranche, its Note or its obligation to allow interest to be computed by reference to the Adjusted Eurodollar Rate shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on the Loan which is subject to any Eurodollar Tranche or any other amounts due under this Agreement in respect of any Eurodollar Tranche or its obligation to allow interest to be computed by reference to the Adjusted Eurodollar Rate (except for changes in the rate of Tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located); or

                  (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Tranche any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of or credit extended by, any Bank's Lending Office or shall impose on any Bank (or its Lending Office) or the applicable interbank Eurodollar market any other condition affecting Eurodollar Tranches, its Note or its obligation to allow interest to be computed by reference to the Adjusted Eurodollar Rate;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of funding or maintaining any Eurodollar Tranche, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Note with respect thereto, then, within five (5) days after demand by such Bank (with a copy to Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 13.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 13.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         SECTION 13.4. Adjusted Base Rate Tranche Substituted for Affected Eurodollar Tranche. If (i) the obligation of any Bank to fund or maintain any portion of any Loan subject to a Eurodollar Tranche has been suspended pursuant to Section 13.2 or (ii) any Bank has demanded compensation under Section 13.3 and, in either event, Borrower shall, by at least five (5) Eurodollar Business Days prior notice to such Bank through Administrative Agent, have elected that the provisions of this Section 13.4 shall apply to such Bank, then, unless and until such Bank notifies Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

                  (a) any Tranche which would otherwise be characterized by such Bank as Eurodollar Tranche shall instead be deemed an Adjusted Base Rate Tranche (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Tranches of the other Banks); and

                  (b) after all of its Eurodollar Tranches have been repaid, all payments of principal which would otherwise be applied to repay Eurodollar Tranches shall be applied to repay its Adjusted Base Rate Tranches instead.

         SECTION 13.5. Capital Adequacy. If after the date hereof, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of Law) shall:

                  (a) impose, modify or deem applicable any reserve, special deposit, compensatory loan, deposit insurance, capital adequacy, minimum capital, capital ratio or similar requirement against all or any assets held by, deposits or accounts with, credit extended by or to, or commitments to extend credit or any other acquisition of funds by any Bank (or its Lending Office), or impose on any Bank (or its Lending Office) any other condition, with respect to the maintenance by such Bank of all or any part of its Commitment; or

                  (b) subject any Bank (or its Lending Office) to, or cause the termination or reduction of a previously granted exemption with respect to, any Tax with respect to the maintenance by such Bank of all or any part of its Commitment (other than Taxes assessed against such Bank's overall net income, gross receipts or capital and franchise taxes);

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of maintaining its Commitment or to reduce the amount of any sums received or receivable by such Bank (or its Lending Office) under this Agreement or any other Loan Paper, or to reduce the rate of return on such Bank's equity in connection with this Agreement, as the case may be, then, in any such case, within five (5) days of demand by such Bank (or its Lending Office) (with a copy to Agent), Borrower shall pay to such Bank (or its Lending Office) such additional amount or amounts as will compensate such Bank for any additional cost, reduced benefit, reduced amount received or reduced rate of return. Each Bank will promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 13.5. A certificate of any Bank claiming compensation under this Section 13.5 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         SECTION 13.6. Taxes. All amounts payable by Borrower under the Loan Papers (whether principal, interest, fees, expenses, or otherwise) to or for the account of each Bank shall be paid in full, free of any deductions or withholdings for or on account of any Taxes. If Borrower is prohibited by Law from paying any such amount free of any such deductions and withholdings, then (at the same time and in the same manner that such original amount is otherwise due under the Loan Papers) Borrower shall pay to or for the account of such Bank such additional amount as may be necessary in order that the actual amount received by such Bank after deduction and/or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount, and so on) will equal the amount such Bank would have received if such deduction or withholding were not made. The covenants of Borrower set for this Section to make payments to or for the account of a Bank shall not apply if Borrower's requirement to pay such amounts to such Bank is caused by the failure of such Bank to comply with the provisions of Section 3.4.

         SECTION 13.7. Discretion of Banks as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Commitment in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Tranche during the Interest Period for such Eurodollar Tranche through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Adjusted Eurodollar Rate for such Interest Period.

         SECTION 13.8. Limitations.

                  (a) No Bank shall demand any compensation, payment or penalty from Borrower under this Article XIII unless such Bank shall also make the same demand of all borrowers from such Bank that are similarly situated to Borrower.

                  (b) Each Bank shall give notice to Borrower of any event occurring after the date of this Agreement that will entitle such Bank to demand any compensation, payment or penalty from Borrower under this
         Article XIII (which notice shall include the amount of such demand and the reasons therefor) within six (6) months after the date such Bank obtains knowledge of the occurrence of such event, and Borrower shall not be liable for any such compensation, payment or penalty for which such required notice was not timely given.


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
                                   ARTICLE XI

                                 MISCELLANEOUS

         SECTION 14.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given, if to Administrative Agent or any Bank, at its address or telecopier number set forth on Schedule 1 hereto, and if given to Borrower or Guarantor, at their respective addresses or telecopy numbers set forth on the signature pages hereof (or in any case, at such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto). Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 14.1 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) Domestic Business Day after deposit in the mails with first class postage prepaid, addressed as aforesaid or (c) if given by any other means, when delivered at the address specified in this Section 14.1; provided that notices to Administrative Agent under Article II or III shall not be effective until received.

         SECTION 14.2. No Waivers. No failure or delay by Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Paper shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in any of the other Loan Papers.

         SECTION 14.3. Expenses; Documentary Taxes; Indemnification.

                  (a) Borrower shall pay counsel for Administrative Agent the previously agreed sum for fees and disbursements in connection with the preparation, negotiation and execution of those Loan Papers being executed simultaneously with this Agreement. In addition, Borrower shall pay (i) all out-of-pocket expenses of Administrative Agent, including reasonable fees and disbursements of counsel for Administrative Agent, in connection with any waiver or consent hereunder or any amendment hereof or supplement hereto or any Default or Event of Default, or alleged Default or Event of Default, (ii) reasonable fees and disbursements of counsel for Administrative Agent in connection with the granting of any Mortgages pursuant to Section
         5.1 and any title review and environmental review associated therewith, and (iii) if a Default or Event of Default occurs, all out-of-pocket expenses incurred by Administrative Agent or any Bank, including fees and disbursements of counsel in connection with such Default or Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors and consultants incurred in connection therewith and investigation expenses incurred by Administrative Agent or any Bank in connection therewith. Borrower shall indemnify each Bank against any Taxes imposed by reason of the execution and delivery of this Agreement or the Notes (other than Taxes imposed on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending office is located).

                  (b) BORROWER AGREES TO INDEMNIFY ADMINISTRATIVE AGENT AND EACH BANK AND HOLD ADMINISTRATIVE AGENT AND EACH BANK HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL FOR ADMINISTRATIVE AGENT AND EACH BANK IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT ADMINISTRATIVE AGENT OR SUCH BANK SHALL BE DESIGNATED A PARTY THERETO) WHICH MAY BE INCURRED BY ANY BANK OR BY ADMINISTRATIVE AGENT RELATING TO OR ARISING OUT OF (I) THE EXISTENCE OF THIS AGREEMENT OR ANY OF THE LOAN PAPERS, INCLUDING THE PERFORMANCE BY BORROWER, ADMINISTRATIVE AGENT OR ANY BANK OF ITS OBLIGATIONS HEREUNDER, (II) ANY TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OF THE OTHER LOAN PAPERS, (III) THE EXERCISE OF ANY RIGHTS OR REMEDIES BY ADMINISTRATIVE AGENT OR ANY BANK UNDER THIS AGREEMENT OR APPLICABLE LAW FOLLOWING ANY DEFAULT OR EVENT OF DEFAULT HEREUNDER; (IV) ANY ACTUAL OR PROPOSED USE OF PROCEEDS OF THE LOAN OR LETTERS OF CREDIT HEREUNDER OR
         (V) ANY ENVIRONMENTAL COMPLAINT, HAZARDOUS DISCHARGE OR VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAW RELATING TO BORROWER, GUARANTOR, ANY SUBSIDIARY OF BORROWER OR GUARANTOR, OR ANY OF THEIR RESPECTIVE PROPERTIES; PROVIDED THAT NEITHER ADMINISTRATIVE AGENT NOR ANY BANK SHALL HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR (A) ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE EXPRESS INTENTION OF BORROWER THAT EACH BANK AND ADMINISTRATIVE AGENT SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS OWN ORDINARY NEGLIGENCE OR (B) ACTIONS TAKEN BY ADMINISTRATIVE AGENT OR ANY BANK AFTER SUCH FORECLOSURE WITH RESPECT TO

         ANY PROPERTIES OF BORROWER ACQUIRED BY ADMINISTRATIVE AGENT OR ANY BANK AT FORECLOSURE.

         SECTION 14.4. Right and Sharing of Set-Offs.

                  (a) Upon the occurrence and during the continuance of a Default or Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Borrower or Guarantor against any and all of the Obligations now or hereafter existing under this Agreement and the other Loan Papers held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such Obligations may be unmatured. Each Bank agrees promptly to notify Borrower after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 14.4(a) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

                  (b) Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required, so that all such payments of principal and interest with respect to the Notes held by Banks shall be shared by Banks ratably; provided that nothing in this
         Section 14.4 shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of Borrower or Guarantor other than its indebtedness under the Notes. Borrower and Guarantor acknowledge their agreement with the foregoing provisions and further agree, to the fullest extent each may effectively do so under applicable Law, that any holder of a participation in a Note may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower or Guarantor, as applicable, in the amount of such participation.

         SECTION 14.5. Amendments and Waivers. Any provision of this Agreement, the Notes or the other Loan Papers may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Required Banks (and, if the rights or duties of Administrative Agent are affected thereby, by Agent); provided that no such amendment or waiver shall, unless signed by all Banks, (a) increase the Commitment of any Bank or subject any Bank to any additional obligation, (b) forgive any of the principal of or reduce the rate of interest on the Loan or any fees hereunder, (c) postpone the Maturity Date or any other date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (d) change any Bank's percentage of the Total Commitment, (e) change the aggregate unpaid principal amount of the Notes, (f) change the Borrowing Base, (g) change the definition of "Required Banks", (h) permit Borrower to assign any of its rights hereunder or under any Loan Paper,
(i) materially amend or waive any of the provisions of Articles IV or V or the definitions contained in Section 1.1 applicable thereto, or (j) provide for the release or substitution of any material amount of collateral for the Obligations or any part thereof other than releases or required pursuant to sales of collateral which are expressly permitted by Section 9.5.

         SECTION 14.6. Survival. All representations, warranties and covenants made by or with respect to Borrower or any Guarantor herein or in any certificate or other instrument delivered by or on behalf of Borrower or Guarantor under the Loan Papers shall be considered to have been relied upon by Administrative Agent and Banks and shall survive the delivery to Administrative Agent and Banks of such Loan Papers or the extension of the Loan (or any part thereof), regardless of any investigation made by or on behalf of Banks. The indemnity provided in Section 14.3(b) herein shall survive the repayment of all credit advances hereunder and/or the discharge or release of any Lien granted hereunder or in any other Loan Paper, contract or agreement between Borrower or Guarantor and Administrative Agent or any Bank.

         SECTION 14.7. Limitation on Interest. Regardless of any provision contained in the Loan Papers, no Bank shall ever be entitled to receive, collect, or apply, as interest on the Loan, any amount in excess of the Maximum Lawful Rate, and in the event any Bank ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Loan is paid in full, any remaining excess shall promptly be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Borrower and Banks shall, to the extent permitted under applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Notes, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Notes; provided, however, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Banks shall refund to Borrower the amount of such excess and, in such event, Banks shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

         SECTION 14.8. Invalid Provisions. If any provision of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

         SECTION 14.9. Waiver of Consumer Credit Laws. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that such Chapter 15 shall not govern or in any manner apply to the Loan.

         SECTION 14.10. Successors and Assigns.

                  (a) Each Loan Paper binds and inures to the parties to it, any intended beneficiary of it, and each of their respective successors and permitted assigns. Neither Borrower nor Guarantor shall assign or transfer any rights or obligations under any Loan Paper without first obtaining all Banks' consent, and any purported assignment or transfer without all Banks' consent is void. No Bank may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligations except as permitted by clause (b) or (c) below.

                  (b) Any Bank may at any time (subject to the provisions of this section) sell to one or more Persons (each a "Participant") participating interests in its portion of the Obligations. The selling Bank remains a "Bank" under the Loan Papers, the Participant does not become a "Bank" under the Loan Papers, and the selling Bank's obligations under the Loan Papers remain unchanged. The selling Bank remains solely responsible for the performance of its obligations and remains the holder of its share of the outstanding Loan for all purposes under the

         Loan Papers. Borrower and Administrative Agent shall continue to deal solely and directly with the selling Bank in connection with that Bank's rights and obligations under the Loan Papers, and each Bank must retain the sole right and responsibility to enforce due obligations of Borrower and Guarantor. Participants have no rights under the Loan Papers except certain voting rights as provided below. Subject to the following, each Bank may obtain (on behalf of its Participants) the benefits of Article XII with respect to all participations in its part of the Obligations outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Bank under Article XII calculated as though no participations have been made. No Bank may sell any participating interest under which the Participant has any rights to approve any amendment, modification, or waiver of any Loan Paper except as to matters in clauses (b), (c), (e), (f), (g) or (h) of Section 14.5.

                  (c) Any Bank may at any time pledge and assign all or any portion of its rights under this Agreement and the other Loan Papers to any Federal Reserve Bank without notice to or consent of Borrower, Guarantor, Administrative Agent or any other Bank. No such pledge or assignment shall release the transferor Bank from its obligations hereunder. Each Bank may also assign to one or more assignees (each an "Assignee") all or any part of its rights and obligations under the Loan Papers so long as (i) the assignor Bank and Assignee execute and deliver to Administrative Agent and Borrower for their consent and acceptance (which may not be unreasonably withheld by either) an assignment and assumption agreement in substantially the form of Exhibit G (an "Assignment and Assumption Agreement"), (ii) the conditions (including, without limitation, minimum amounts of the Total Commitment that must be retained) for that assignment set forth in the applicable Assignment and Assumption Agreement are satisfied and (iii) the assignor Bank shall pay to Administrative Agent a processing fee of $2,500. The "Effective Date" in each Assignment and Assumption Agreement must (unless a shorter period is agreeable to Borrower and Agent) be at least five Domestic Business Days after it is executed and delivered by the assignor Bank and the Assignee to Administrative Agent and Borrower for acceptance. Once that Assignment and Assumption Agreement is accepted by Administrative Agent and Borrower, then, from and after the Effective Date stated in it (i) the Assignee automatically becomes a party to this agreement and, to the extent provided in that Assignment and Assumption Agreement, has the rights and obligations of a Bank under the Loan Papers, (ii) the assignor Bank, to the extent provided in that Assignment and Assumption Agreement, is released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Assumption Agreement covering all of the remaining portion of the assignor Bank's rights and obligations under the Loan Papers, that Bank ceases to be a party to the Loan Papers, (iii) Borrower shall execute and deliver to the assignor Bank and the Assignee the appropriate Notes in accordance with this Agreement following the transfer, (iv) upon delivery of the Notes under clause
         (iii) preceding, the assignor Bank shall return to Borrower all Notes previously delivered to that Bank under this agreement, and (v)
         Schedule 1 shall be automatically deemed to be amended to reflect the name, address, telecopy number, and Commitment of the Assignee and the remaining Commitment (if any) of the assignor Bank, and Administrative Agent shall prepare and circulate to Borrower and Banks an amended
         Schedule 1 reflecting those changes. In no event may any Bank assign its rights and obligations under the Loan Papers if so doing would cause such Bank to retain less than the greater of $5,000,000 or ten percent (10%) of the Borrowing Base outstanding on the date of such Assignment.

         SECTION 14.11. TEXAS LAW. THIS AGREEMENT, EACH NOTE AND THE OTHER LOAN PAPERS HAVE BEEN EXECUTED AND DELIVERED IN THE STATE OF TEXAS AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH ANY PROPERTY INTENDED AS SECURITY FOR THE OBLIGATIONS IS LOCATED NECESSARILY GOVERN (A) THE PERFECTION AND PRIORITY OF THE LIENS IN FAVOR OF ADMINISTRATIVE AGENT AND BANKS WITH RESPECT TO SUCH PROPERTY, AND (B) THE EXERCISE OF ANY REMEDIES (INCLUDING FORECLOSURE) WITH RESPECT TO SUCH PROPERTY.

         SECTION 14.12. Consent to Jurisdiction; Waiver of Immunities.

                  (a) Borrower and Guarantor each hereby irrevocably submit to the jurisdiction of any Texas State or Federal court sitting in the Southern District of Texas over any action or proceeding arising out of or relating to this Agreement or any other Loan Papers, and Borrower and Guarantor hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Texas State or Federal court. As an alternative, Borrower and Guarantor each irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its address specified in Section 14.1. Borrower and Guarantor each agree that a final judgment on any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Nothing in this Section 14.12 shall affect any right of Banks to serve legal process in any other manner permitted by law or affect the right of any Bank to bring any action or proceeding against Borrower or Guarantor, or their properties, in the courts of any other jurisdictions.

                  (c) To the extent that Borrower or Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Papers.

         SECTION 14.13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when Administrative Agent shall have received counterparts hereof signed by all of the parties hereto or, in the case of any Bank as to which an executed counterpart shall not have been received, Administrative Agent shall have received telegraphic or other written confirmation from such Bank of execution of a counterpart hereof by such Bank.

         SECTION 14.14. No Third Party Beneficiaries. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than third party beneficiaries permitted pursuant to Section 14.10(b).

         SECTION 14.15. Confidentiality. Administrative Agent and Banks agree to hold any non-public information which they may receive from Borrower or Guarantor in connection with this Agreement in confidence, except for disclosure
(i) to legal counsel, accountants and other professional advisors, (ii) to regulatory officials, (iii) required by Law or legal process or in connection with any legal proceeding and (iv) to any Participant, Assignee, potential Participant or potential Assignee of the Loan or any part thereof.

         SECTION 14.16. COMPLETE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG BANKS, ADMINISTRATIVE AGENT, BORROWER AND GUARANTOR AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF BANKS, ADMINISTRATIVE AGENT, BORROWER OR GUARANTOR. THERE ARE NO

UNWRITTEN ORAL AGREEMENTS AMONG ANY OF BANKS, ADMINISTRATIVE AGENT, BORROWER OR GUARANTOR.

         SECTION 14.17. WAIVER OF JURY TRIAL. BORROWER, GUARANTOR, ADMINISTRATIVE AGENT AND BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN PAPERS AND FOR ANY COUNTERCLAIM THEREIN.

         SECTION 14.18. Prior Credit Agreement Superseded. Borrower, Administrative Agent, Co-Agent and the Banks hereby agree that this Agreement amends, restates and supersedes the Prior Credit Agreement, but in no way acts as a release or a relinquishment of the Liens securing payment of the indebtedness advanced pursuant to the Prior Credit Agreement, and such Liens are hereby renewed, extended, ratified, confirmed and carried forward by Borrower in all respects to secure the Notes and other obligations under the Loan Papers. All amounts outstanding under the Prior Credit Agreement shall be deemed, upon execution of this Agreement, to be outstanding under, and subject to the provisions of, this Agreement. Any Eurodollar Tranche outstanding as of the date hereof shall continue to bear interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Tranche for the applicable Interest Period.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.


BORROWER:

MARINER ENERGY, INC.


By:      /s/ Frank Pici
     --------------------------------------
     Name:   Frank Pici
            -------------------------------
     Title:  VP Finance & CFO
            -------------------------------

Address for Notice:

580 WestLake Park Blvd., Suite 1300
Houston, Texas  77079
Fax No. (713) 584-5555

ADMINISTRATIVE AGENT:

NATIONSBANK, N.A., dba BANK OF AMERICA, N.A.


By:      /s/ James Allred
     --------------------------------------
     Name:   James Allred
            -------------------------------
     Title:  Managing Director
            -------------------------------

CO-AGENT:

TORONTO DOMINION (TEXAS), INC.


By:      /s/ Mark A Baird
     --------------------------------------
     Name:   Mark A Baird
            -------------------------------
     Title:  Vice President
            -------------------------------


BANKS:

NATIONSBANK, N.A., dba BANK OF AMERICA, N.A.


By:      /s/ James Allred
     --------------------------------------
     Name:   James Allred
            -------------------------------
     Title:  Managing Director
            -------------------------------


TORONTO DOMINION (TEXAS), INC.


By:      /s/ James Allred
     --------------------------------------
     Name:   James Allred
            -------------------------------
     Title:  Vice President
            -------------------------------

THE BANK OF NOVA SCOTIA


By:      /s/ FCH Ashby
     --------------------------------------
     Name:   FCH Ashby
            -------------------------------
     Title:  Senior Manger Loan Operations
            -------------------------------

ABN AMRO BANK N.V.


By:      /s/ Robert J. Cunningham
     --------------------------------------
     Name:   Robert J. Cunningham
            -------------------------------
     Title:  Group Vice Presidnet
            -------------------------------


By:      /s/ Jamie A Conn
     --------------------------------------
     Name:   Jamie A Conn
            -------------------------------
     Title:  Vice President
            -------------------------------

GUARANTOR:

         The undersigned Guarantor, Mariner Holdings, Inc., executes this Agreement to evidence its acknowledgment of the terms and provisions hereof and to evidence its agreements to the matters set forth herein which purport to be applicable to or binding upon it.


MARINER HOLDINGS, INC.


By:      /s/ Frank Pici
     --------------------------------------
     Name:   Frank Pici
            -------------------------------
     Title:  VP Finance & CFO
            -------------------------------

Address for notice:

580 WestLake Park Blvd., Suite 1300
Houston, Texas  77079
Fax No. (713) 584-5555

                                   EXHIBIT A

                                      NOTE


$                 Houston, Texas                    ,
 ----------------                 ------------------  ----

         FOR VALUE RECEIVED, the undersigned, Mariner Energy, Inc., a Delaware corporation ("Maker"), promises to pay to the order of [Name of Bank or Lending Office] ("Payee"), at the offices of NationsBank, N.A., dba Bank of America, N.A., as Administrative Agent (herein so called), at 700 Louisiana, 8th Floor, Houston, Texas 77002, for Payee, the principal sum of [Amount of such Bank's Commitment] ($___________), or so much thereof as may be advanced and outstanding, together with interest, as hereinafter described.

         This Note has been executed and delivered pursuant to, and is subject to and governed by, the terms of that certain Amended and Restated Credit Agreement dated as of June ____, 1999 among Maker, Administrative Agent, Toronto Dominion (Texas), Inc., as Co-Agent, Payee and the other Banks named therein (said Amended and Restated Credit Agreement, as it may be hereafter renewed, extended, amended or supplemented, is referred to herein as the "Agreement"), and this Note is one of the "Notes" referred to therein and is entitled to the security afforded by the "Mortgages" referred to therein. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

         Maker also promises to pay interest on the unpaid principal amount hereof in like money at the offices of Administrative Agent above referenced from the date hereof at the rates applicable to amounts outstanding under the Loan provided in the Agreement and on the dates specified in the Agreement.

         The principal balance of this Note shall be paid at the times and in the amounts required by the Agreement. The entire outstanding principal balance hereof and all accrued but unpaid interest thereon shall be due and payable in full on the Maturity Date.

         Upon and subject to the terms and conditions of the Agreement, Maker shall be entitled to prepay the principal of or interest on this Note from time to time and at any time, in whole or in part.

         Upon the occurrence and continuance of an Event of Default, and upon the conditions stated in the Agreement, Administrative Agent may, at its option, and shall, to the extent required in accordance with the terms of the Agreement, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable (provided that, upon the occurrence of certain Events of Default, and upon the conditions stated in the Agreement, such acceleration shall be automatic), without notice (except as otherwise required by the Agreement), demand, or presentment, all of which are hereby waived, and the holder hereof shall have the right to offset against this Note any sum or sums owed by the holder hereof to Maker. All past-due principal of and, to the extent permitted by law, accrued interest on this Note shall, at the option of the holder hereof, bear interest at the lesser of (a) the Maximum Lawful Rate or
(b) the Adjusted Base Rate plus 4% per annum until paid from the due date.

         Notwithstanding the foregoing, if at any time, any rate of interest calculated under Section 2.5 of the Agreement (the "Contract Rate") exceeds the Maximum Lawful Rate, the rate of interest hereunder shall be limited to the Maximum Lawful Rate, but any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Note below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued (including the amount of interest which would have accrued prior to the payment or prepayment of any portion of this Note) if the Contract Rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of this Note, the total amount of interest paid or accrued on this Note is less than the amount of interest which would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time the Maker shall pay to the holder of this Note an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if the Contract Rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on this Note.

         THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF TEXAS, IS PAYABLE IN THE STATE OF TEXAS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

                                 MARINER ENERGY, INC., a Delaware corporation


                                 By:
                                      ------------------------------------
                                      Name:
                                             -----------------------------
                                      Title:
                                              ----------------------------

                             LOANS, MATURITIES, AND
                       PAYMENTS OF PRINCIPAL AND INTEREST


=================================================================================================================================
                  Payee's
                 Commitment     Expiration of    Rate of Interest                                       Unpaid
    Borrowing  Percentage of      Interest         Applicable to       Amount of       Amount of       Principal   Notation Made
      Date       Borrowing         Period            Tranche        Principal Paid   Interest Paid      Balance          By
=================================================================================================================================

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

                                   EXHIBIT B

                                    GUARANTY


         THIS GUARANTY (this "Guaranty") is dated as of the _____ day of ___________, _____, by Mariner Holdings, Inc., a corporation incorporated under the laws of the State of Delaware ("Guarantor"), in favor of [Name of Bank or Lending Officer] ("Noteholder").

                              W I T N E S S E T H:

         WHEREAS, Mariner Energy, Inc., a Delaware corporation ("Borrower"), NationsBank, N.A., dba Bank of America, N.A., as Administrative Agent ("Administrative Agent"), Toronto Dominion (Texas), Inc., as Co-Agent, Noteholder and the other Banks named therein are parties to that certain Amended and Restated Credit Agreement dated June ____, 1999 (said Amended and Restated Credit Agreement, as it may be hereafter renewed, extended, amended or supplemented, is referred to herein as the "Credit Agreement"), pursuant to which Noteholder and the other Banks have agreed to (i) make a revolving credit loan to Borrower, and (ii) issue and participate in Letters of Credit issued on behalf of Borrower (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement); and

         WHEREAS, the Banks have required, as a condition to making Loans under the Credit Agreement, that Guarantor execute and deliver this Guaranty; and

         WHEREAS, Guarantor has determined that valuable benefits will be derived by it as a result of the Credit Agreement and the Loans to be made by Banks thereunder; and

         WHEREAS, Guarantor has further determined that the anticipated benefits accruing to it from the Credit Agreement exceed Guarantor's anticipated liability under this Guaranty.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Guarantor hereby covenants and agrees as follows:

         1. Guarantor hereby absolutely and unconditionally guarantees to Noteholder, the prompt, complete and full payment when due, no matter how such shall become due, of the Obligations, and further guarantees that Borrower will properly and timely perform the Obligations.

         2. If Guarantor is or becomes liable for any indebtedness owing by Borrower to Noteholder by endorsement or otherwise than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of Noteholder hereunder shall be cumulative of any and all other rights that Noteholder may ever have against Guarantor. The exercise by Noteholder of any right or remedy hereunder or under any other instrument, at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

         3. In the event of default by Borrower in payment of the Obligations, or any part thereof, when such Obligations become due, either by their terms or as the result of the exercise of any power to accelerate, Guarantor shall, on demand, and without further notice of dishonor and without any notice having been given to Guarantor previous to such demand of the acceptance by Noteholder of this Guaranty, and without any notice having been given to such Guarantor previous to such demand of the creating or incurring of such Obligations, pay the amount due thereon to Noteholder at the Administrative Agent's office as set forth in the Credit Agreement, and it shall not be necessary for Noteholder, in order to enforce such payment by Guarantor, first, to institute suit or exhaust its remedies against Borrower or others liable on such Obligations, to have Borrower joined with Guarantor in any suit brought under this Guaranty or to enforce its rights against any security which shall ever have been given to secure such indebtedness; provided, however, that in the event Noteholder elects to enforce and/or exercise any remedies it may possess with respect to any security for the Obligations prior to demanding payment from Guarantor, Guarantor shall nevertheless be obligated hereunder for any and all sums still owing to Noteholder on the Obligations and not repaid or recovered incident to the exercise of such remedies.

         4. Notice to Guarantor of the acceptance of this Guaranty and of the making, renewing or assignment of the Obligations and each item thereof, are hereby expressly waived by Guarantor.

         5. Each payment on the Obligations shall be deemed to have been made by Borrower unless express written notice is given to Administrative Agent at the time of such payment that such payment is made by Guarantor as specified in such notice.

         6. If all or any part of the Obligations at any time are secured, Guarantor agrees that Noteholder may at any time and from time to time, at its discretion and the discretion of Administrative Agent, and with or without valuable consideration, allow substitution or withdrawal of collateral or other security and release collateral or other security or compromise or settle any amount due or owing under the Credit Agreement or amend or modify in whole or in part the Credit Agreement or any Loan Papers executed in connection with same without impairing or diminishing the obligations of Guarantor hereunder. Guarantor further agrees that if Borrower executes in favor of Noteholder or Administrative Agent any collateral agreement, mortgage or other security instrument, the exercise by Noteholder or Administrative Agent of any right or remedy thereby conferred on Noteholder or Administrative Agent shall be wholly discretionary with Noteholder or Administrative Agent as the case may be, and that the exercise or failure to exercise any such right or remedy shall in no way impair or diminish the obligation of Guarantor hereunder. Guarantor further agrees that Noteholder and Administrative Agent shall not be liable for their failure to use diligence in the collection of the Obligations or in preserving the liability of any person liable for the Obligations, and Guarantor hereby waives presentment for payment, notice of nonpayment, protest and notice thereof (including, notice of acceleration), and diligence in bringing suits against any Person liable on the Obligations, or any part thereof.

         7. Guarantor agrees that Noteholder, in its discretion, may (i) bring suit against all guarantors (including, without limitation, Guarantor hereunder) of the Obligations jointly and severally or against any one or more of them,
(ii) compound or settle with any one or more of such guarantors for such consideration as the Noteholder may deem proper, and (iii) release one or more of such guarantors from liability hereunder, and that no such action shall impair the rights of Noteholder to collect the Obligations (or the unpaid balance thereof) from other such guarantors of the Obligations, or any of them, not so sued, settled with or released. Guarantor agrees, however, that nothing contained in this paragraph, and no action by Noteholder permitted under this paragraph, shall in any way affect or impair the rights or obligations of such guarantors among themselves.

         8. Guarantor represents and warrants to Noteholder that (i) Guarantor is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation; and (ii) Guarantor possesses all requisite authority and power to authorize, execute, deliver and comply with the terms of this Guaranty; this Guaranty has been duly authorized and approved by all necessary action on the part of Guarantor and constitutes a valid and binding obligation of Guarantor enforceable in accordance with its terms, except as the enforcement thereof may be limited by applicable Debtor Relief Laws; and no approval or consent of any court or governmental entity is required for the authorization, execution, delivery or compliance with this Guaranty which has not been obtained (and copies thereof delivered to Noteholder). As used in this Paragraph 8, "Debtor Relief Laws" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

         9. Guarantor covenants and agrees that until the Obligations are paid and performed in full, except as otherwise provided in the Credit Agreement or unless Noteholder gives its prior written consent to any deviation therefrom, it will (i) at all times maintain its existence and authority to transact business in any State or jurisdiction where Guarantor has assets and operations; and (ii) promptly deliver to Noteholder and to Administrative Agent such information respecting its business affairs, assets and liabilities as Noteholder or Administrative Agent may reasonably request.

         10. This Guaranty is for the benefit of Noteholder, its successors and assigns, and in the event of an assignment by Noteholder (or its successors or assigns) of the Obligations, or any part thereof, the rights and benefits hereunder, to the extent applicable to the Obligations so assigned, may be transferred with such Obligations. This Guaranty is binding upon Guarantor and its successors and assigns.

         11. No modification, consent, amendment or waiver of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by Required Banks, and then shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Guarantor in any case shall, of itself, entitle Guarantor to any other or further notice or demand in similar or other circumstances. No delay or omission by Noteholder in exercising any power or right hereunder shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder. All rights and remedies of Noteholder hereunder are cumulative of each other and of every other right or remedy which Noteholder may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         12. No provision herein or in any promissory note, instrument or any other Loan Paper executed by Borrower or Guarantor evidencing the Obligations shall require the payment or permit the collection of interest in excess of the Maximum Lawful Rate. If any excess of interest in such respect is provided for herein or in any such promissory note, instrument, or any other Loan Paper, the provisions of this paragraph shall govern, and neither Borrower nor Guarantor shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. The intention of the parties being to conform strictly to any applicable federal or state usury laws now in force, all promissory notes, instruments and other Loan Papers executed by Borrower or Guarantor evidencing the Obligations shall be held subject to reduction to the amount allowed under said usury laws as now or hereafter construed by the courts having jurisdiction.

         13. If Guarantor should breach or fail to perform any provision of this Guaranty, Guarantor agrees to pay Noteholder all costs and expenses (including court costs and reasonable attorneys fees) incurred by Noteholder in the enforcement hereof.

         14. (a) The liability of Guarantor under this Guaranty shall in no manner be impaired, affected or released by the insolvency, bankruptcy, making of an assignment for the benefit of creditors, arrangement, compensation, composition or readjustment of Borrower, or any proceedings affecting the status, existence or assets of Borrower or other similar proceedings instituted by or against Borrower and affecting the assets of Borrower.

             (b) Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceedings had not been commenced) shall be included in the Obligations because it is the intention of Guarantor, Noteholder and Administrative Agent that the Obligations which are guaranteed by Guarantor pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Noteholder or Administrative Agent, or allow the claim of Noteholder or Administrative Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

             (c) In the event that all or any portion of the Obligations are paid by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Administrative Agent, Noteholder or any other Bank as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Guaranty.

         15. Guarantor understands and agrees that any amounts of Guarantor on account with Noteholder may be offset to satisfy the obligations of Guarantor hereunder.

         16. Guarantor hereby subordinates and makes inferior any and all indebtedness now or at any time hereafter owed by Borrower to Guarantor to the Obligations evidenced by the Credit Agreement and agrees after the occurrence of a Default or Event of Default under the Credit Agreement not to permit Borrower to repay, or to accept payment from Borrower of, such indebtedness or any part thereof without the prior written consent of all Banks.

         17. Guarantor hereby waives any and all rights of subrogation to which Guarantor may otherwise be entitled against Borrower, or any other guarantor of the Obligations, as a result of any payment made by Guarantor pursuant to this Guaranty.

         18. Guarantor hereby represents and warrants to Noteholder that, as of the date hereof, the fair saleable value of the property of Guarantor is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of Guarantor, and Guarantor is able to pay all of its liabilities as such liabilities mature and Guarantor does not have unreasonably small capital within the meaning of Section 548, Title 11, United States Code, as amended. In computing the amount of contingent or liquidated liabilities, such liabilities have been computed at the amount which, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

         19. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Guaranty shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Guaranty a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

         20. (a) Except to the extent required for the exercise of the remedies provided in the other security instruments, Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of any Texas state or federal court over any action or proceeding arising out of or relating to this Guaranty or any other Loan Paper, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas state or federal court. Guarantor hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Litigation arising out of or in connection with this Guaranty or any of the Loan Papers brought in district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division. Guarantor hereby irrevocably waives any claim that any Litigation brought in any such court has been brought in an inconvenient forum. Guarantor hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Guarantor's address set forth on the signature page hereof. Guarantor irrevocably agrees that any legal proceeding against Noteholder shall be brought in the district courts of Harris County,

Texas, or in the United States District Court for the Southern District of Texas, Houston Division. Nothing herein shall affect the right of Noteholder to commence legal proceedings or otherwise proceed against Guarantor in any jurisdiction or to serve process in any manner permitted by applicable law. As used herein, the term "Litigation" means any proceeding, claim, lawsuit or investigation (i) conducted or threatened by or before any court or governmental department, commission, board, bureau, agency or instrumentality of the United States or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing, or (ii) pending before any public or private arbitration board or panel.

             (b) Nothing in this Paragraph 20 shall affect any right of Noteholder to serve legal process in any other manner permitted by law or affect the right of Noteholder to bring any action or proceeding against Guarantor in the courts of any other jurisdictions.

             (c) To the extent that Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and the other Loan Papers.

         21. THIS GUARANTY AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG NOTEHOLDER, THE OTHER BANKS, ADMINISTRATIVE AGENT, BORROWER AND GUARANTOR AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF NOTEHOLDER, THE OTHER BANKS, ADMINISTRATIVE AGENT, BORROWER AND GUARANTOR. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG NOTEHOLDER, THE OTHER BANKS, ADMINISTRATIVE AGENT, BORROWER AND GUARANTOR.

         22. GUARANTOR, FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, AND NOTEHOLDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THEIR RIGHT TO A JURY TRIAL, IN ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE OTHER LOAN PAPERS.

         23. THIS GUARANTY AND THE OTHER LOAN PAPERS HAVE BEEN EXECUTED AND DELIVERED IN THE STATE OF TEXAS AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA,

EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH ANY PROPERTY INTENDED AS SECURITY FOR THE OBLIGATIONS IS LOCATED NECESSARILY GOVERN (A) THE PERFECTION AND PRIORITY OF THE LIENS IN FAVOR OF ADMINISTRATIVE AGENT AND BANKS WITH RESPECT TO SUCH PROPERTY, AND (B) THE EXERCISE OF ANY REMEDIES (INCLUDING FORECLOSURE) WITH RESPECT TO SUCH PROPERTY.

         EXECUTED and effective as of the date first above written.


                                        GUARANTOR:

                                        MARINER HOLDINGS, INC.


                                        By:
                                            ----------------------------

                                            Name:
                                                  ----------------------
                                            Title:
                                                   ---------------------

                                        Address for Notice:

                                        --------------------------------

                                        --------------------------------

                                        --------------------------------

                                   EXHIBIT C

                             REQUEST FOR BORROWING


         Reference is made to that certain Amended and Restated Credit Agreement dated as of June ____, 1999, (as from time to time amended, the "Agreement") by and among Mariner Energy, Inc. ("Borrower"), NationsBank, N.A., dba Bank of America, N.A., as Administrative Agent, Toronto Dominion (Texas), Inc., as Co-Agent, and certain Banks as named and defined therein. Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrower hereby requests a Borrowing in the amount of $_____________ to be advanced on ___________, ____.

         Borrower requests that the Borrowing to be made hereunder shall be [AN ADJUSTED BASE RATE BORROWING] [A EURODOLLAR BORROWING] and shall have the Interest Periods all as set forth below:

      Type of Borrowing           Aggregate Amount          Interest Period
      -----------------           ----------------          ---------------
--------------------------- --------------------------- -----------------------

--------------------------- --------------------------- -----------------------

--------------------------- --------------------------- -----------------------

         Borrower hereby certifies that:

                  (a) The Authorized Officer of Borrower signing this instrument is a duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto.

                  (b) Except as the Administrative Agent has been notified in writing prior to the date hereof or contemporaneously herewith, no Material Adverse Effect has occurred since the date of the last financial reports delivered to Banks pursuant to Section 8.1 of the Agreement.

                  (c) Except as the Administrative Agent has been notified in writing prior to the date hereof or contemporaneously herewith, there does not exist on the date hereof, any condition or event which constitutes a Default or Event of Default, nor will any such Default or Event of Default exist upon Borrower's receipt and application of the proceeds requested hereby. Borrower will use the proceeds hereby requested in compliance with the applicable provisions of the Agreement.

                  (d) Each of the conditions precedent to the Borrowing contained in Section 6.2 remain satisfied in all material respects.

                  (e) After giving effect to the Borrowing requested hereby, the Outstanding Credit will not be in excess of the Borrowing Base on the date requested for the making of such Borrowing.

         IN WITNESS WHEREOF, this instrument is executed as of
                 ,       .
-----------------  ------

                                         MARINER ENERGY, INC., a Delaware
                                         corporation


                                         By:
                                             ------------------------------
                                             Name:
                                                    -----------------------
                                             Title:
                                                     ----------------------

                                   EXHIBIT D

                          REQUEST FOR LETTER OF CREDIT


         Reference is made to that certain Amended and Restated Credit Agreement dated as of June ____, 1999 (as from time to time amended, the "Agreement"), by and among Mariner Energy, Inc. ("Borrower"), NationsBank, N.A., dba Bank of America, N.A., as Administrative Agent, Toronto Dominion (Texas), Inc., as Co-Agent, and certain Banks as named and defined therein. Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement.

         Pursuant to the terms of the Agreement, Borrower hereby requests Administrative Agent to issue a Letter of Credit for the account of Borrower as follows:

                  Type of Commitment:
                  -------------------

                  Requested Amount                   $
                                                      -------------------------
                  Requested Date of Issuance
                                                      -------------------------
                  Requested Expiration Date
                                                      -------------------------
                  Summary of Terms
                                                      -------------------------
                  (provide a brief description
                  of the purpose of such Letter
                  of Credit and the conditions
                  under which the drafts under
                  such Letter of Credit are
                  to be available)
                                                      -------------------------
                  Beneficiary (Name/Address)
                                                      -------------------------

                                                      -------------------------

                                                      -------------------------

                                                      -------------------------

         Such Letter of Credit is more particularly described in the Letter of Credit Application and Agreement of Administrative Agent which is attached hereto.

         Borrower hereby certifies that:

                  (a) The Authorized Officer of Borrower signing this instrument is a duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto.

                  (b) Except as the Administrative Agent has been notified in writing prior to the date hereof or contemporaneously herewith, no Material Adverse Effect has occurred since the date of the last financial reports delivered to Banks pursuant to Section 8.1 of the Agreement.

                  (c) Except as the Administrative Agent has been notified in writing prior to the date hereof or contemporaneously herewith, there does not exist on the date hereof any condition or event which constitutes a Default or Event of Default, nor will any such Default or Event of Default exist upon the issuance of the Letter of Credit requested hereby. Borrower will use the Letter of Credit solely for purposes permitted by the Agreement.

                  (d) Each of the conditions precedent to the issuance of Letters of Credit contained in Section 6.2 remain satisfied in all material respects.

                  (e) After the issuance of the Letter of Credit requested hereby, (i) the aggregate existing Letter of Credit Exposure will not be in excess of $5,000,000 and (ii) the sum of (A) the outstanding principal balance of the Loan, plus (B) the aggregate existing Letter of Credit Exposure, will not be in excess of the Borrowing Base in effect on the date requested for the issuance of such Letter of Credit.

         IN WITNESS WHEREOF, this instrument is executed as of ____ June 28, 1999.


                                         MARINER ENERGY, INC., a Delaware
                                         corporation


                                         By:
                                             ------------------------------
                                             Name:
                                                    -----------------------
                                             Title:
                                                     ----------------------

                                   EXHIBIT E


         ROLLOVER NOTICE

         Reference is made to that certain Amended and Restated Credit Agreement dated as of June __ 28 ______, 1999 (as from time to time amended, the "Agreement"), by and among Mariner Energy, Inc. ("Borrower"), NationsBank,
N.A., dba Bank of America, N.A., as Administrative Agent, Toronto Dominion (Texas), Inc., as Co-Agent, and certain Banks as named and defined therein. Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement.

                  Reference is hereby made to the existing Eurodollar Tranche outstanding under the Loan in the amount of $________ which is subject to an Interest Period expiring on _________________, _____. Borrower hereby requests that on the expiration of such Interest Period the portion of the principal of such Loan which is subject to such Tranche be made the subject of an Adjusted Base Rate Tranche or a Eurodollar Tranche having an Interest Period of ____ days.

                  Borrower hereby requests that on _________ ___, _____, a portion of the principal of the applicable Loan in the amount of $____________ which is currently the subject of an Adjusted Base Rate Tranche be made the subject of a Eurodollar Tranche having an Interest Period of _________ (___) days.

         Borrower hereby certifies that:

                  (a) The Authorized Officer of Borrower signing this instrument is a duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto;

                  (b) Except as the Administrative Agent has been notified in writing prior to the date hereof or contemporaneously herewith, there does not exist on the date hereof any condition or event which constitutes a Default or Event of Default; and


         IN WITNESS WHEREOF, this instrument is executed as of
                 ,       .
-----------------  ------

                                         MARINER ENERGY, INC., a Delaware
                                         corporation


                                         By:
                                             ------------------------------
                                             Name:
                                                    -----------------------
                                             Title:
                                                     ----------------------

                                                                      EXHIBIT F


                            MARINER ENERGY, INC.

                       FINANCIAL OFFICER'S CERTIFICATE

         The undersigned, the Chief Financial Officer of Mariner Energy, Inc., a corporation incorporated under the laws of the State of Delaware ("Borrower"), hereby (a) delivers this Certificate pursuant to Section 8.1(c) of that certain Amended and Restated Credit Agreement ("Credit Agreement") dated as of June ____, 1999, by and among Borrower, NationsBank, N.A., dba Bank of America, N.A., as Administrative Agent ("Administrative Agent"), Toronto Dominion (Texas), Inc., as Co-Agent, and the financial institutions listed on Schedule 1 thereto, as Banks ("Banks"), and (b) certifies to Banks, with the knowledge and intent that Banks may, without any independent investigation, rely fully on the matters herein in connection with the Credit Agreement, as follows:

         1. Attached hereto as Schedule I are the financial statements of Borrower as of and for the Fiscal Year Quarter (check one) ended ____________,
_____.

         2. To the best knowledge of the undersigned without specific inquiry, such financial statements are true and correct in all material respects, have been prepared on a consistent basis in accordance with GAAP (except as otherwise noted therein) and fairly present the financial condition of Borrower as of the date indicated therein and the results of operations for the respective periods indicated therein.

         3. Attached hereto as Schedule II are detailed calculations used by Borrower to establish whether Borrower was in compliance with the requirements of Article X of the Credit Agreement on the date of the financial statements attached as Schedule I hereto.

         4. Unless otherwise disclosed on Schedule III attached hereto and incorporated herein by reference for all purposes, to the best knowledge of the undersigned without specific inquiry, neither a Default nor an Event of Default has occurred which is in existence on the date hereof; provided, that for any Default or Event of Default disclosed on Schedule III attached hereto, Borrower is taking or proposes to take the action to cure such Default or Event of Default set forth on Schedule III.

         5. To the best knowledge of the undersigned without specific inquiry, on the date of the financial statements attached hereto as Schedule I (a) (check one) there is no Material Gas Imbalance or the amount of the net gas imbalances under Gas Balancing Agreements to which Borrower is a party or by which any Mineral Interests owned by Borrower is bound is ____________, and (b) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which Borrower is a party or by which any Mineral Interests owned by Borrower is bound which have not been satisfied by delivery of production, if any, is ______________.

         6. Attached hereto as Schedule IV is a summary of the Hedge Transactions to which, to the best knowledge of the undersigned without specific inquiry, Borrower is a party on the date of the financial statements attached hereto as Schedule I.

         Unless otherwise defined herein, all capitalized terms used herein shall have the meaning given such terms in the Credit Agreement.

         IN WITNESS WHEREOF, the undersigned has duly executed this Financial Officer's Certificate as of ___________, _____.

                                        ---------------------------------------

                                                             CHIEF FINANCIAL
                                        --------------------,
                                        OFFICER OF MARINER ENERGY, INC.

                                   Schedule I

                              Financial Statements
                                (to be attached)

                                  Schedule II

                            Compliance Calculations
                                (to be attached)

                                  Schedule III

                            Defaults/Remedial Action
                                (to be attached)

                                  Schedule IV

                         Summary of Hedge Transactions
                                (to be attached)

                                                                       EXHIBIT G


                      ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is dated _____________________, _____, among __________________________ ("Assignor") and
______________________________ ("Assignee"), NationsBank, N.A., dba Bank of
America, N.A., as Administrative Agent for the Banks ("Administrative Agent"), and Mariner Energy, Inc., a Delaware Corporation ("Borrower").

                                  BACKGROUND.

         A. Reference is made to that certain Amended and Restated Credit Agreement dated as of June ____, 1999 (as it may hereafter be amended or otherwise modified from time to time, being referred to as the "Credit Agreement") among Borrower, Administrative Agent, Toronto Dominion (Texas), Inc., as Co-Agent, and the financial institutions parties thereto as Banks thereunder. Unless otherwise defined, terms are used herein as defined in the Credit Agreement.

         B. This Agreement is made with reference to the following facts:

                  (i) Assignor is a Bank under and as defined in the Credit Agreement and, as such, presently holds a percentage of the rights and obligations of Banks under the Credit Agreement.

                  (ii) As of the date hereof, the Total Commitment is $__________, Assignor's Commitment is $______________, and Assignor's Commitment Percentage is _______%.

                  (iii) On the terms and conditions set forth below, Assignor desires to sell and assign to Assignee, and Assignee desires to purchase and assume from Assignor, as of the Effective Date (as defined below) ___________ percent (_______%) (the "Assigned Percentage") of the Total Commitment (such Assigned Percentage constitutes ____ percent (__%) of Assignor's Commitment).

                                   AGREEMENT.

         NOW, THEREFORE, Assignor and Assignee hereby agree as follows:

         1. By this Agreement, and effective as of _____________, _____ (which must be at least five (5) Domestic Business Days after the execution and delivery of this Agreement to Borrower and Administrative Agent for acceptance), Assignor hereby sells and assigns to Assignee, without recourse and, except as provided in paragraph 2 of this Agreement, without representation and warranty, and Assignee hereby purchases and assumes from Assignor, Assignor's rights and obligations under the Credit Agreement, to the extent of the Assigned Percentage of the Loan, the Letter of Credit Exposure, and the Commitment as in effect on the Effective Date.

         2. Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Paper or any other instrument or document furnished pursuant thereto, or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Paper or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Person or the performance or observance by Borrower or any Person of any of its obligations under the Loan Papers or any other instrument or document furnished pursuant thereto.

         3. Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to Assignor pursuant to Section 8 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) agrees that it will, independently and without reliance upon Administrative Agent, Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Papers; (c) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Papers as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement and the other Loan Papers, are required to be performed by it as a Bank; (e) specifies, as its address for notice and Domestic Lending Office and Eurodollar

Lending Office, the offices set forth beneath its name on the signature pages hereof, and (f) if Assignee is not organized under the laws of the United States of America or one of its states, Assignee (a) represents and warrants to Assignor, Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to Assignee in respect of the Obligations and (ii) Assignee has furnished to Administrative Agent and Borrower two (2) duly completed copies of either U.S. Internal Revenue Service Form 4224, Form 1001, Form W-8, or other form acceptable to Administrative Agent that entitles Assignee to exemption from U.S. federal withholding Tax on all interest payments under the Loan Papers, (b) covenants to (i) provide Administrative Agent and Borrower a new form 4224, Form 1001, Form W-8, or other form acceptable to Administrative Agent upon the expiration or obsolescence of any previously delivered form according to applicable laws and regulations, duly executed and completed by Assignee, and (ii) comply from time to time with all applicable laws and regulations with regard to the withholding Tax exemption, and (c) agrees that if any of the foregoing is not true or the applicable forms are not provided, then Borrower and Administrative Agent (without duplication) may deduct and withhold from interest payments under the Loan Papers any United States federal income Tax at the maximum rate under the Code.

         4. Borrower acknowledges its obligations under the Credit Agreement, and agrees, within five (5) Domestic Business Days after receiving an executed copy of this Agreement to execute and deliver to Administrative Agent, in exchange for the Notes originally delivered to Assignor, new Notes to the order of Assignor and Assignee in amounts equal to their respective amounts of the Commitments.

         5. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Bank thereunder, (b) Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and other Loan Papers, and (c) Assignor's Commitment Percentage shall be ______% (which represents at least the greater of $5,000,000 or 10% of the Borrowing Base in effect of the date hereof), and Assignee's Commitment Percentage shall be _____%.

         6. From and after the Effective Date, Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, fees and other amounts with respect thereto) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

         7. This Agreement shall not become effective until (a) counterparts of this Agreement are executed and delivered by Assignor and Assignee to Borrower, Administrative Agent and each Bank, (b) Borrower, Administrative Agent and each Bank execute such counterparts, and (c) Agent receives a processing fee of $2,500 from Assignor or Assignee.

         8. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to principles of conflict of laws.


                                       ASSIGNOR:

                                       ---------------------------------------


                                       By:
                                           -----------------------------------

                                            Name:
                                                   ---------------------------
                                            Title:
                                                   ---------------------------

                                       ASSIGNEE:

                                       ---------------------------------------

Address for Notice:
                                       By:
----------------------------------         -----------------------------------

----------------------------------          Name:
                                                   ---------------------------
----------------------------------          Title:
                                                   ---------------------------
Attn:
     ------------------------------
Tel:
     ------------------------------
Fax:
     ------------------------------


Domestic Lending Office:

----------------------------------

----------------------------------

----------------------------------

Eurodollar Lending Office:

----------------------------------

----------------------------------

----------------------------------

Attn:
     ------------------------------
Tel:
     ------------------------------
Fax:
     ------------------------------

                                       ADMINISTRATIVE AGENT:

                                NATIONSBANK, N.A., dba BANK OF AMERICA,
                                       N.A., as Administrative Agent


                                       By:
                                            ----------------------------------

                                            Name:
                                                 -----------------------------

                                            Title:
                                                   ---------------------------

BORROWER:

Accepted and approved this _____ day
of ________________________, _____:

MARINER ENERGY, INC.


By:
    ------------------------------
    Name:
          ------------------------
    Title:
           -----------------------

                                   SCHEDULE 1

                             Financial Institutions


   Financial                      Domestic           Eurodollar Lending            Commitment
  Institution                 Lending Office              Office                   Percentage          Commitment
  -----------                 --------------         ------------------            ----------          ----------
NationsBank, N.A.,      700 Louisiana,            700 Louisiana, 8th Floor            30%            $45,000,000
dba Bank of America,    8th Floor                 Houston, Texas 77002
N.A.                    Houston, Texas 77002

Toronto Dominion        909 Fannin, Suite 1700    909 Fannin, Suite 1700              30%            $45,000,000
(Texas), Inc.           Houston, Texas 77010      Houston, Texas 77010

The Bank of Nova        600 Peachtree St.,        600 Peachtree St., N.E.,            20%            $30,000,000
Scotia                  N.E., Suite 2700          Suite 2700
                        Atlanta, Georgia 30308    Atlanta, Georgia 30308

ABN AMRO Bank N.V.      Three Riverway,           Three Riverway,                     20%            $30,000,000
                        Suite 1700                Suite 1700
                        Houston, Texas 77056      Houston, Texas 77056

                                   SCHEDULE 2

                           Existing Mineral Interests

                                   SCHEDULE 3

                                   Litigation



                                      NONE

                                   SCHEDULE 4

                             Corporate Information



                                             Borrower             Guarantor
                                             --------             ---------
Jurisdictions where qualified as a
foreign corporation

Authorized, Issued and Outstanding
capital stock

Outstanding warrants, etc.